UNITED STATES

SECURITIES & EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Luby’s Inc.
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Luby’s, Inc. 13111 Northwest Freeway Suite 600 Houston, Texas 77040 713-329-6800 www.lubysinc.com

December 15, 2015

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the Annual Meeting of Shareholders of Luby’s, Inc. to be held on Thursday, February 4, 2016, at 10:00 a.m., Houston time, at 13111 Northwest Freeway, 3rd Floor, Houston, Texas 77040. All record holders of outstanding shares of Luby’s, Inc. common stock at the close of business on December 14, 2015 are eligible to vote on matters brought before this meeting.

Matters on which action will be taken at the meeting are explained in detail in the attached Notice and Proxy Statement. Please review the following Proxy Statement carefully. Your vote is important, so be sure to vote your shares as soon as possible. Please review the enclosed Proxy Statement for specific voting instructions.

Please note that if you hold your shares through a bank or broker and you do not indicate on your proxy card your preferences with respect to the election of directors, your bank or broker is not permitted to cast your vote on your behalf.

Thank you for your support.

Sincerely,

/s/ CHRISTOPHER J. PAPPAS
Christopher J. Pappas
President and Chief Executive Officer

LUBY’S, INC.

13111 Northwest Freeway, Suite 600

Houston, Texas 77040

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

FEBRUARY 4, 2016

NOTICE IS HEREBY GIVEN that the Board of Directors (the “Board”) of Luby’s, Inc., a Delaware corporation (the “Company”) have called the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company, which will be held at 13111 Northwest Freeway, 3rd Floor, Houston, Texas 77040, on Thursday, February 4, 2016, at 10:00 a.m., Houston time, for the following purposes:

(1)	To elect eleven directors to serve until the 2017 annual meeting of shareholders;

(2)	To ratify the appointment by the Board of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2016;

(3)	To conduct an advisory vote approving the compensation of the Company’s Named Executive Officers;

(4)	To approve the Luby’s Incentive Stock Plan; and

(5)	To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The Board has determined that shareholders of record at the close of business on December 14, 2015, will be entitled to vote at the Annual Meeting.

A complete list of shareholders entitled to vote at the Annual Meeting will be on file at the Company’s corporate office at 13111 Northwest Freeway, Suite 600, Houston, Texas, for a period of ten days prior to the Annual Meeting. During such time, the list will be open to the examination of any shareholder during ordinary business hours for any purpose germane to the Annual Meeting.

Your vote is important. You may vote in any one of the following ways:

•	Use the toll-free telephone number 1-800-690-6903 from the U.S. or Canada;

•	Use the Internet website www.proxyvote.com; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

Shareholders who do not expect to attend the Annual Meeting in person are urged to review the enclosed proxy for specific voting instructions and to choose the method they prefer for casting their votes.

By Order of the Board of Directors of Luby's, Inc.

/S/ ROY CAMBERG
General Counsel and Secretary

Houston, Texas
December 15, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:

The Notice of Annual Meeting of Shareholders, the Proxy Statement for the Annual Meeting, and the Company’s Annual Report for the fiscal year ended August 26, 2015 are available electronically at http://www.lubysinc.com/investors/filings.

LUBY’S, INC.

13111 Northwest Freeway, Suite 600

Houston, Texas 77040

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being provided to shareholders in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Luby’s, Inc., a Delaware corporation (the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, February 4, 2016, or at any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about December 15, 2015.

VOTING PROCEDURES

Your Vote is Very Important

Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares as soon as possible.

Shares Outstanding, Voting Rights, and Quorum

Only record holders of the Company’s common stock, par value $0.32 per share (“Common Stock”) at the close of business on December 14, 2015, will be entitled to vote at the Annual Meeting or at adjournments or postponements thereof. There were 28,825,754 shares of the Common Stock outstanding as of December 14, 2015. Each share of Common Stock outstanding is entitled to one vote. The presence in person or by proxy of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum at the Annual Meeting.

Methods of Voting

•

Shares Held in Shareholder’s Name. If your shares are held in your name, you may vote by proxy or you may vote in person by attending the Annual Meeting. If your shares are held in your name and you would like to vote your shares by proxy prior to the Annual Meeting, there are three ways for you to vote:

1.	Call 1-800-690-6903 (toll charges may apply for calls made from outside the United States) and follow the instructions provided;

2.	Log on through the Internet at www.proxyvote.com and follow the instructions at that site; or

3.	If you received a proxy card in the mail, complete, sign, and mail the proxy card in the return envelope provided to you.

Please note that telephone and Internet voting will close at 11:59 p.m. Eastern time on February 3, 2016. If you wish to vote by telephone or Internet, follow the instructions on your proxy card.

If your proxy card is signed and returned without specifying choices, the shares represented will be voted as recommended by the Board.

•

Shares Held in “Street Name” Through a Bank or Broker. If your shares are held through a bank or broker, you can vote via the Internet or by telephone if your bank or broker offers these options. Please see the voting instructions provided by your bank or broker for use in instructing your bank or broker how to vote. Your bank or broker cannot vote your shares without instructions from you. You will not be able to vote in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note that you may vote by proxy prior to February 4, 2016 and still attend the Annual Meeting.

Revoking Your Proxy

•

Shares Held in Shareholder’s Name. If your shares are held in your name, whether you vote by mail, the Internet, or by telephone, you may later revoke your proxy by delivering a written statement to that effect to the Secretary of the Company at the address provided above prior to the date of the Annual Meeting, by a later-dated electronic vote via the Internet, by telephone, by submitting a properly signed proxy with a later date, or by voting in person at the Annual Meeting.

•

Shares Held in “Street Name” Through a Bank or Broker. If you hold your shares through a bank or broker, the methods available to you to revoke your proxy are determined by your bank or broker, so please see the instructions provided by your bank or broker.

Vote Required

A majority of the votes cast by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors at the Annual Meeting is required for the election of a director nominee. Shareholders do not have cumulative voting rights. Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm, the approval of the compensation of our Named Executive Officers (as defined in “Compensation Discussion and Analysis—Compensation Tables and Information—Summary Compensation Table”) on a non-binding basis and the approval of the 2015 Stock Plan (as defined in “Approval of the Luby’s Incentive Stock Plan (Item 4)”), each require the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy at the Annual Meeting. Approval of all other matters requires the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum at the Annual Meeting. However, abstentions and broker non-votes will not be included in determining the number of votes cast on any matter.

A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions at least ten days before the Annual Meeting and the bank or broker does not have the discretionary authority to vote your shares in the election of directors or on a particular proposal because the proposal is not a “routine” matter under applicable rules. Under the rules of the New York Stock Exchange (the “NYSE”), the election of directors, the advisory votes on executive compensation and the advisory vote on the frequency of future advisory votes on executive compensation are not considered to be routine matters. Accordingly, if you hold your shares through a bank or broker and you do not indicate on your proxy card your preferences with respect to the election of directors, the advisory vote on executive compensation or the advisory vote on the frequency of future advisory votes on executive compensation, your bank or broker is not permitted to cast your vote on your behalf on those matters.

Other Business

The Board knows of no other matters that may be presented for shareholder action at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the persons named as proxies on the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

Confidential Voting Policy

It is the Company’s policy that any proxy, ballot, or other voting material that identifies the particular shareholder’s vote and contains the shareholder’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. The Company may be informed whether or not a particular shareholder has voted and will have access to any comment written on a proxy, ballot, or other material and to the identity of the commenting shareholder. Under the policy, the inspectors of election at any shareholder meeting will be independent parties unaffiliated with the Company.

OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY

The following table sets forth information concerning the beneficial ownership of Common Stock, as of December 14, 2015, for (a) each director currently serving on the Board, (b) each nominee for election as a director at the Annual Meeting named in this Proxy Statement, (c) each of the officers named in the Summary Compensation Table not listed as a director, and (d) all directors and executive officers as a group. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer and shares that the director or executive officer has the right to acquire within 60 days after December 14, 2015.

Name (1)	Shares Beneficially Owned	Percent of Common Stock
Judith B. Craven (2)	58,595	*
Arthur Rojas Emerson (3)	61,346	*
K. Scott Gray (4)	190,418	*
Jill Griffin (5)	54,938	*
J.S.B. Jenkins (6)	84,626	*
Frank Markantonis (7)	115,778	*
Joe C. McKinney (8)	105,674	*
Gasper Mir, III (9)	77,685	*
Christopher J. Pappas (10)	5,281,567	18.03%
Harris J. Pappas (11)	4,989,380	17.04%
Peter Tropoli (12)	205,324	*
Gerald Bodzy(13)	—	—
All directors and executive officers of the Company, as a group (11 persons) (14)	10,158,134	34.68%

*	Represents beneficial ownership of less than one percent of the shares of Common Stock issued and outstanding on December 14, 2015.

(1)

Except as indicated in these notes and subject to applicable community property laws, each person named in the table owns directly the number of shares indicated and has the sole power to vote and to dispose of such shares. Shares of phantom stock held by a nonemployee director convert into an equivalent number of shares of Common Stock when the nonemployee director ceases to be a director of the Company due to resignation, retirement, death, disability, removal, or any other circumstance. The shares of Common Stock payable upon conversion of the phantom stock are included in this table because it is possible for the holder to acquire the shares of Common Stock within 60 days if his or her directorship were to be terminated. Under the Company’s Nonemployee Director Stock Plan, restricted stock awards may become unrestricted when a nonemployee director ceases to be a director of the Company. Unless otherwise specified, the mailing address of each person named in the table is 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.

(2)

The shares shown for Dr. Craven include 32,606 shares held for her benefit in a custodial account, 7,500 shares which she has the right to acquire within 60 days under the Nonemployee Director Stock Plan, 11,469 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan, and 7,020 shares of restricted stock.

(3)

The shares shown for Mr. Emerson include 35,000 shares held jointly with his wife in a custodial account, 7,500 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Plan, 11,826 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan, and 7,020 shares of restricted stock.

(4)	The shares shown for Mr. Gray include 46,564 shares held for his benefit in a custodial account and 143,854 shares which he has the right to acquire within 60 days under Luby’s Incentive Stock Plan.

(5)

The shares shown for Ms. Griffin include 40,418 shares held for her benefit in a custodial account, 7,500 shares which she has the right to acquire within 60 days under the Nonemployee Director Stock Plan, and 7,020 shares of restricted stock.

(6)

The shares shown for Mr. Jenkins include 60,454 shares held for his benefit in a custodial account, 7,500 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Plan, and 16,672 shares of restricted stock.

(7)

The shares shown for Mr. Markantonis include 75,283 shares held for his benefit in a custodial account, 7,500 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Plan, 3,879 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan, and 29,116 shares of restricted stock.

(8)

The shares shown for Mr. McKinney include 73,207 shares held for his benefit in a custodial account, 7,500 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Plan, and 24,967 shares of restricted stock.

(9)

The shares shown for Mr. Mir include 44,738 shares held for his benefit in a custodial account, 7,500 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Plan, 2,453 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan, and 22,994 shares of restricted stock.

(10)

The shares shown for Christopher J. Pappas include 4,164,370 shares held for his benefit in a custodial account, 50,000 shares which he has the right to acquire within 60 days under Luby’s Incentive Stock Plan, and 1,067,197 shares owned by Pappas Restaurants, Inc., as each of Christopher J. Pappas and Harris J. Pappas owns a 50% interest in Pappas Restaurants, Inc. and therefore owns a corresponding beneficial interest in the 1,067,197 shares owned by Pappas Restaurants, Inc.

(11)

The shares shown for Harris J. Pappas include 3,829,580 shares held for his benefit in a custodial account, 57,500 shares which he has the right to acquire within 60 days under Luby’s Incentive Stock Plan, 35,103 shares of restricted stock, and 1,067,197 shares owned by Pappas Restaurants, Inc., as each of Christopher J. Pappas and Harris J. Pappas owns a 50% interest in Pappas Restaurants, Inc. and therefore owns a corresponding beneficial interest in the 1,067,197 shares owned by Pappas Restaurants, Inc.

(12)

The shares shown for Mr. Tropoli include 47,697 shares held for his benefit in a custodial account and 157,627 shares which he has the right to acquire within 60 days under Luby’s Incentive Stock Plan.

(13)	Mr. Bodzy is a nominee for election as a Director at the annual meeting and currently owns no shares.

(14)

The shares shown for all directors and executive officers as a group include 8,449,917 shares held in custodial accounts, 461,481 shares which they have the right to acquire within 60 days under the Company’s various benefit plans, 149,912 shares of restricted stock, 29,627 shares of phantom stock held by nonemployee directors under the Nonemployee Director Phantom Stock Plan, and 1,067,197 shares owned by Pappas Restaurants, Inc., of which Christopher J. Pappas and Harris J. Pappas each own a 50% interest, as described above.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as to the beneficial ownership of Common Stock by each person or group known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock as of December 14, 2015 and, unless otherwise indicated, is based on disclosures made by the beneficial owners in SEC filings under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percent of Common Stock
Christopher J. Pappas (2)	5,281,567	18.03%
13939 Northwest Freeway Houston, Texas 77040

Harris J. Pappas (3)	4,989,380	17.04%
13939 Northwest Freeway Houston, Texas 77040

Hodges Capital Management, Inc. (4)	2,904,225	10.08%
2905 Maple Ave. Dallas, Texas 75201

Dimensional Fund Advisors LP (5)	2,365,135	8.20%
Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746

Bandera Partners LLC (6)	1,705,183	5.92%
50 Broad Street, Suite 1820 New York, New York 10004

(1)

Except as indicated in these notes and subject to applicable community property laws, each person named in the table owns directly the number of shares indicated and has the sole power to vote and to dispose of such shares.

(2)

The shares shown for Christopher J. Pappas include 4,164,370 shares held for his benefit in a custodial account, 50,000 shares which he has the right to acquire within 60 days under Luby’s Incentive Stock Plan, and 1,067,197 shares owned by Pappas Restaurants, Inc., as each of Christopher J. Pappas and Harris J. Pappas owns a 50% interest in Pappas Restaurants, Inc. and therefore owns a corresponding beneficial interest in the 1,067,197 shares owned by Pappas Restaurants, Inc.

(3)

The shares shown for Harris J. Pappas include 3,829,580 shares held for his benefit in a custodial account, 57,500 shares which he has the right to acquire within 60 days under Luby’s Incentive Stock Plan, 35,103 shares of restricted stock, and 1,067,197 shares owned by Pappas Restaurants, Inc., as each of Christopher J. Pappas and Harris J. Pappas owns a 50% interest in Pappas Restaurants, Inc. and therefore owns a corresponding beneficial interest in the 1,067,197 shares owned by Pappas Restaurants, Inc.

(4)

Information based solely on Report for the Calendar Year or Quarter Ended September 30, 2015 on Form 13F-HR dated November 12, 2015 and filed on November 12, 2015 with the SEC by Hodges Capital Management, Inc. Hodges Capital Management, Inc. has sole voting authority with respect to 2,904,225 shares and has no voting authority with respect to 129,225 shares.

(5)

Information based solely on Report for the Calendar Year or Quarter Ended September 30, 2015 on Form 13F-HR dated November 13, 2015 and filed on November 13, 2015 with the SEC by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has sole voting authority with respect to 2,365,135 shares and has no voting authority with respect to 62,414 shares.

(6)

Information based solely on Report for the Calendar Year or Quarter Ended September 30, 2015 on Form 13F-HR dated November 13, 2015 and filed on November 13, 2015 with the SEC by Bandera Partners LLC. Bandera Partners LLC has shared voting authority with respect to all 1,705,183 shares.

ELECTION OF DIRECTORS (Item 1)

Each director is elected to a one-year term expiring at the next succeeding annual meeting. In accordance with the Bylaws of the Company, the Board has fixed the number of directors at eleven, pursuant to a resolution adopted by a majority of the entire Board.

The terms of Jill Griffin, Christopher J. Pappas, Judith B. Craven, Frank Markantonis, Arthur Rojas Emerson, Gasper Mir, III, J.S.B. Jenkins, Joe C. McKinney, Harris Pappas, and Peter Tropoli will expire at the Annual Meeting. The Board nominates Jill Griffin, Christopher J. Pappas, Judith B. Craven, Frank Markantonis, Arthur Rojas Emerson, Gasper Mir, III, J.S.B. Jenkins, Joe C. McKinney, Harris Pappas, Peter Tropoli, and Gerald Bodzy for election as directors to serve until our 2017 annual meeting or until their successors are elected and qualified. The Board recommends a vote “FOR” each nominee.

All such nominees named above have indicated a willingness to serve as directors, but should any of them decline or be unable to serve, proxies may be voted for another person nominated as a substitute by the Board.

There are no family relationships, of first cousins or closer, among the Company’s directors and executive officers, by blood, marriage or adoption, except that Christopher J. Pappas and Harris J. Pappas are brothers and Frank Markantonis is the stepfather of Peter Tropoli, a director and the Company’s Chief Operating Officer.

The following information is furnished with respect to each of the nominees of the Board, including information regarding their business experience, director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the nominees should serve as our directors.

Nominees for Election to Terms Expiring in 2017

JILL GRIFFIN, 61, advises corporations, both domestically and abroad, on customer loyalty strategies. Her business best seller, Customer Loyalty: How to Earn It, How to Keep It, has been published in six languages and was named to Harvard Business School’s “Working Knowledge” list. In 1988, she founded, and continues to operate, Austin-based consulting firm, Griffin Group, which specializes in customer loyalty research, customer experience strategy, and executive coaching and serves Fortune 500 firms. Ms. Griffin has been an independent director of the Company since January 2003 and is Chair of the Personnel and Administrative Policy Committee, a member of the Executive Compensation Committee, and a member of the Nominating and Corporate Governance Committee. Ms. Griffin began her career at RJR/Nabisco where she served as Senior Brand Manager for Winston, the corporation’s largest brand. Ms. Griffin is a magna cum laude graduate, Distinguished Alumna recipient and Trustee of the University of South Carolina Moore School of Business from which she holds her Bachelor of Science and Master of Business Administration degrees. She has served on the marketing faculty at the University of Texas. Her books have been adopted as textbooks for undergraduate and MBA courses at UT and other universities. Ms. Griffin is a member of the board of the National Association of Corporate Board Directors’ Texas Tri-Cities Chapter and Board Chairwoman of the Austin Convention and Visitors Bureau. She is also a member of the Advisory Board of Broadway Bank.

Qualifications, Experience, Key Attributes, and Skills: Ms. Griffin has more than 32 years’ experience, has published three books, and is widely regarded as an expert on the topics of brand management, brand loyalty, and customer experience. Furthermore, she brings leadership and management experience from her distinguished career at RJR/Nabisco, culminating in Senior Brand Manager for the corporation’s largest brand, and her Austin-based consulting firm, Griffin Group, which she founded and operates.

CHRISTOPHER J. PAPPAS, 68, has been President and Chief Executive Officer and a director of the Company since March 2001. Mr. Pappas is a member of the Executive Committee. He also has been Chief Executive Officer of Pappas Restaurants, Inc. since 1980. Mr. Pappas graduated from the University of Texas with a Bachelor of Science in Mechanical Engineering. Mr. Pappas is also an advisory director of Amegy Bank N.A.; the University of Houston Conrad Hilton School of Hotel and Restaurant Management Dean’s Advisory Board; the Greater Houston Partnership Board; and a director emeritus of the National Restaurant Association.

Qualifications, Experience, Key Attributes, and Skills: Mr. Pappas has more than 37 years of experience in the restaurant industry. With his brother, Harris Pappas, he has founded and operated more than 90 restaurants during his successful career, including Pappadeaux Seafood Kitchen, Pappasitos Cantina, and Pappas Bros. Steakhouse. Additionally, Mr. Pappas has broad executive management and operational experience from his 32-year tenure as Chief Executive Officer of Pappas Restaurants, Inc. He also has extensive board and banking experience from his tenure as a board member in previous years and currently as an advisory board member Amegy Bank. Mr. Pappas and his brother, Harris Pappas, are widely regarded as restaurant industry experts.

JUDITH B. CRAVEN, M.D., M.P.H., 70, is the retired President of the United Way of the Texas Gulf Coast, where she served from 1992 until 1998. She is licensed to practice medicine and has a distinguished career in public health. She served as Dean of the School of Allied Health Sciences of the University of Texas Health Science Center at Houston from 1983 until 1992 and Vice President of Multicultural Affairs for the University of Texas Health Science Center from 1987 until 1992. She also served as Director of Public Health for the City of Houston from 1980 until 1983, which included responsibility for the regulation of all foodservice establishments in the City. Dr. Craven has been an independent director of the Company since January 1998 and is Vice-Chair of the Board, Vice-Chair of the Personnel and Administrative Policy Committee, Vice-Chair of the Executive Compensation Committee and the Executive Committee, and a member of the Nominating and Corporate Governance Committee. She is also a director of SYSCO Corporation (NYSE:SYY); Sun America Fund; and Valic Corp. She is a former member of the Board of Regents of the University of Texas at Austin and the Houston Convention Center Hotel.

Qualifications, Experience, Key Attributes, and Skills: Dr. Craven brings a background in public health to the Board that she has gained during her tenure of more than 32 years in the field. During her distinguished career, she has served on a variety of public health and healthcare boards. She also has extensive leadership experience from her high positions at medical academic institutions. Furthermore, Dr. Craven has significant experience from her tenure on the boards of public companies, investment funds, and as a regent of the University of Texas at Austin

FRANK MARKANTONIS, 67, is an attorney with over forty years of legal experience representing clients in the restaurant industry, with a concentration in real estate development, litigation defense, insurance procurement and coverage, immigration, and employment law. For over twenty years, he has served as General Counsel of Pappas Restaurants, Inc. He is a graduate of the University of Texas at Austin (1970) and the University of Houston Law Center (1973). Mr. Markantonis is admitted to practice in the following jurisdictions and before the following courts: The United States Supreme Court, District of Columbia Court of Appeals, United States Court of Appeals for the Fifth Circuit, The United States District Court for the Southern District of Texas, and the State of Texas. Mr. Markantonis is a member of the State Bar of Texas, District of Columbia Bar, and is a Fellow in the Houston Bar Foundation. He has been a director of the Company since January 2002 and is a member of the Personnel and Administrative Policy Committee.

Qualifications, Experience, Key Attributes, and Skills: Mr. Markantonis brings extensive state and federal legal experience from his more than 40 years as practicing attorney representing clients in the restaurant industry. He has represented his clients in all areas of legal practice affecting the operations of restaurants and hospitality clients, including real estate development, litigation defense, insurance procurement and coverage, immigration and employment law, and business transactions.

ARTHUR ROJAS EMERSON, 71, has been Chairman and Chief Executive Officer of GRE Creative Communications, a full-service, bilingual marketing and public relations firm since June 2000. The agency’s portfolio includes Hispanic-targeted marketing and they have offices in San Antonio, Austin, the Rio Grande Valley, and Washington, D.C. Mr. Emerson’s experience includes conducting foodservice television marketing campaigns locally and nationally. From 1994 until 2000, he was Vice President and General Manager of the Texas stations of the Telemundo television network. In 1994 he served as Chairman of the Hispanic Chamber, and in 1999 served as Chairman of the Greater San Antonio Chamber of Commerce, and is the only person to have held both positions. In 1995, he served as Chairman of CPS Energy, the nation’s largest publicly owned utility. He served as Chairman of the San Antonio Port Authority from 2001 to 2007 and has also served as Chairman of the executive committee of the Free Trade Alliance, Commissioner for the Texas Military Preparedness Commission, and Chairman of the Governor’s Advisory Committee on Aerospace Aviation. He served on the Board of the San Antonio Branch of the Dallas Federal Reserve Board from 1998 to 2004. Mr. Emerson has been an independent director of the Company since January 1998 and is a member of the Finance and Audit Committee. Mr. Emerson formerly served as a member of the board of USAA Bank and was Chairman of its Trust Committee. He is a board member of First Call M.D. and numerous local, state, and national philanthropic boards.

Qualifications, Experience, Key Attributes, and Skills: Mr. Emerson has more than 23 years of experience in local and national bilingual marketing, foodservice marketing, and public relations. His extensive business experience includes operating a state-wide television network for the Telemundo network and founding and operating a full-service marketing and public relations firm. Mr. Emerson has extensive board and financial experience from his tenure on the boards of corporations, banks, and government entities.

GASPER MIR, III, 69, is a principal owner of the professional services firm MFR Group, Inc. (formerly known as MFR P.C.), which he founded in 1988. He is currently MFR’s Chief Administrative Officer, and previously his work included financial audit and accounting services for clients in the retail industry. From January 2003 through January 2008, Mr. Mir took a leave of absence from MFR and served as Executive General Manager of Strategic Partnerships for the Houston Independent School District. From 1969 until 1987, he worked at KPMG LLP, an international accounting and professional services firm, serving as a partner of the firm from 1978 until 1987. Mr. Mir has been a director of the Company since January 2002 and is Chairman of the Board, Chair of the Executive Committee and the Nominating and Corporate Governance Committee, and a member of the Finance and Audit Committee. As Chairman, he presides over all Board meetings, as well as executive sessions and meetings of the independent directors, and he acts as an intermediary between the Board and the Company’s management. Mr. Mir is also a director of the Memorial Hermann Health System; the Greater Houston Community Foundation, and the Houston A+ Challenge.

Qualifications, Experience, Key Attributes, and Skills: Mr. Mir has more than 43 years of experience in accounting, finance, and audit from his distinguished tenure at the accounting firms KPMG LLP and MFR P.C. He is an active member of NACD and regularly participates in their professional development conferences. Additionally, Mr. Mir has experience in public relations, government, education, health care and community outreach from his board service on several community based organizations.

J.S.B. JENKINS, 72, served as President, Chief Executive Officer, and a director of Tandy Brands Accessories, Inc. (NYSE:TBAC), a designer, manufacturer and marketer of fashion accessories, from November 1971 until his retirement in 2009. Previously, he served in several executive capacities within that company, including President of Tex Tan Welhausen Co., a division of Tandy Brands, Inc. He has also served as the Executive Vice President of the Bombay Company, Inc., a designer and marketer of home accessories and furniture. Mr. Jenkins has been an independent director of the Company since January 2003 and is Chair of the Executive Compensation Committee, Vice-Chair of the Finance and Audit Committee, a member of the Nominating and Corporate Governance Committee, and a member of the Executive Committee. He formerly served on the Board of Directors for Hardware Resources. He is a member emeritus of the Development Council of the Texas A&M University College of Business Administration/Graduate School of Business, the Texas A&M University President’s Council, and the Advisory Board of Directors for the Texas A&M University 12th Man Foundation.

Qualifications, Experience, Key Attributes, and Skills: Mr. Jenkins has more than 39 years of business, executive, manufacturing, and board experience from his career at Tandy Brands Accessories, Inc. and its divisions, culminating in the titles of President, Chief Executive Officer, and Chairman. He has an extensive background of service and board membership on numerous boards and councils of Texas A&M University.

JOE C. McKINNEY, 69, has been Vice-Chairman of Broadway National Bank, a locally owned and operated San Antonio-based bank, since October 2002. He formerly served as Chairman of the Board and Chief Executive Officer of JPMorgan Chase Bank-San Antonio from November 1987 until his retirement in March 2002. Mr. McKinney graduated from Harvard University in 1969 with a Bachelor of Arts in Economics, and he graduated from the Wharton School of the University of Pennsylvania in 1973 with a Master of Business Administration in Finance. Mr. McKinney has been an independent director of the Company since January 2003 and is Chair of the Finance and Audit Committee, a member of the Nominating and Corporate Governance Committee, and a member of the Executive Committee. He is a director of Broadway National Bank; Broadway Bancshares, Inc.; USAA Real Estate Company; and U.S. Industrial REIT II & III. He was a director of Prodigy Communications Corporation from January 2001 to November 2001, when the company was sold to SBC Communications, Inc., and served on its Special Shareholder Committee and Audit and Compensation Committee.

Qualifications, Experience, Key Attributes, and Skills: Mr. McKinney has over 41 years of experience in banking, finance, and management from his distinguished career in banking, culminating in a tenure of over 14 years as Chairman of the Board and Chief Executive Officer of JPMorgan Chase Bank-San Antonio and 13 years as Vice-Chairman of Broadway National Bank. He further brings significant board experience from his service on over six boards of banks, investment funds, and corporations.

HARRIS J. PAPPAS, 71, served as Chief Operating Officer of the Company from March 2001 until his retirement in 2011. Mr. Pappas has been a director since 2001 and is a member of the Executive Committee and the Personnel and Administrative Policy Committee. Mr. Pappas has been President of Pappas Restaurants, Inc. since 1980. Mr. Pappas graduated from Texas A&M University with a Bachelor of Business Administration in Finance and Accounting. He received the Distinguished  Alumnus Award from Texas A & M University in 2001 and the Outstanding Alumnus Award from the Texas A & M Mays College of Business in 1999. He is a director of Oceaneering International, Inc. (NYSE: OII). Mr. Pappas is an advisory board member of Frost National Bank-Houston and is a committee member of Memorial Hermann Hospital System.

Qualifications, Experience, Key Attributes, and Skills: Mr. Pappas has more than 38 years of experience in the restaurant industry. With his brother, Christopher Pappas, he has founded and operated more than 90 restaurants during his successful career, including Pappadeaux Seafood Kitchen, Pappasitos Cantina, and Pappas Bros. Steakhouse. Additionally, Mr. Pappas has broad executive management and operational experience from his 32-year tenure as President of Pappas Restaurants, Inc. He also has extensive board experience from his tenure as a trustee and board member on the boards of a petroleum exploration company, as well as educational and healthcare institutions. Mr. Pappas and his brother, Christopher Pappas, are widely regarded as restaurant industry experts.

PETER TROPOLI, 43, has been Chief Operating Officer of the Company since April 2011 and a director since March 2014. He also serves as President of the Company’s operating subsidiary, Luby’s Fuddruckers Restaurants, LLC. From 2001 to 2011 he served as Senior Vice President of Administration and General Counsel for the Company. From January 2006 to April 2011 he was also Corporate Secretary. From 1996 to 2001, he was Assistant General Counsel of Pappas Restaurants, Inc. He is a graduate of the University of Texas at Austin (1993, Magna Cum Laude) and the University of Houston Law Center (1996).

Qualifications, Experience, Key Attributes and Skills: Mr. Tropoli has over 16 years of experience in the restaurant industry. Mr. Tropoli has broad executive management and operational experience in retail and institutional foodservice. He is also very experienced with real estate, employment, business transactions, legal, and regulatory matters affecting the foodservice industry.

GERALD W. BODZY, 64, has been President and owner of Showcase Custom Vinyl Windows and Doors, manufacturer of residential windows and doors in Houston, Texas, since 2004. Mr. Bodzy is not currently a director of the Company but has been nominated for election at the annual meeting. He is a member of the Board of Managers of Earthwise Windows, is an advisory director of Post Oak Bancshares, Houston, Texas, a director of the Boys & Girls Club of Greater Houston, and a national trustee of National Jewish Health in Denver, Colorado, where he has been a member of the investment committee since 2000. In addition, he chairs the Congregation Beth Israel Endowment Fund and is a longtime member of its investment committee. From 1990 to 2000, Mr. Bodzy was a Managing Director of Stephens, Inc. where he headed the investment banking firm’s Houston office. From 1979 to 1990, he was employed by Smith Barney, Inc. in New York (as Managing Director from 1986). From 1976 to 1979, he worked in the real estate group at General Crude Oil Company in Houston. Mr. Bodzy is a former director of St. Regis Aspen Residence Club, Oshman’s Sporting Goods, Benchmark Electronics, and Republic Bankshares of Texas. He earned a B.A. Degree in Economics from the University of Texas in 1973 and a J.D. Degree from the University of Texas School of Law in 1976.

Qualifications, Experience, Key Attributes and Skills: Mr. Bodzy has over 39 years of experience in investment banking, investments, and business management, including 11 years at Smith Barney and 10 years at Stephens Inc., in both firms culminating in service as Managing Director, representing clients in equity and debt offerings and mergers and acquisitions. Most recently, he has served 10 years at Showcase Custom Vinyl Windows and Doors as President and owner. Mr. Bodzy also has significant board experience from his service on boards of banks, retail, and manufacturing companies, where he has also served on audit, compensation, and nominating committees.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option awards ($)(4)	Non-equity incentive plan compensation ($)	Change in nonqualified deferred compensation earnings	All Other Compensation ($)(5)	Total ($)
Judith B. Craven	$51,875	$48,831	0	0	0	0	$100,706
Arthur Rojas Emerson	50,000	48,831	0	0	0	0	98,831
Jill Griffin	57,500	48,831	0	0	0	0	106,331
J.S.B. Jenkins	40,625	71,325	0	0	0	0	111,950
Frank Markantonis	0	108,830	0	0	0	0	108,830
Joe C. McKinney	44,250	72,528	0	0	0	0	116,778
Gasper Mir, III	46,250	77,325	0	0	0	0	123,575
Harris J. Pappas	0	108,830	0	0	0	0	108,830

(1)

Amounts shown reflect the aggregate proportionate fair value for shares of restricted stock granted to directors in fiscal year 2015 that the Company has recognized as compensation costs in its financial statements for fiscal year 2014, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Share-Based Payment. The grant date fair value for each share is based on the average of the high and low stock price of our Common Stock on the date of grant.

(2)	The grant date fair value of each equity award granted to each director, was as follows:

Name	1st Quarterly Grant October 1, 2014	2nd Quarterly Grant January 1, 2015	Discretionary Grant January 23, 2015	3rd Quarterly Grant April 1, 2015	4th Quarterly Grant July 1, 2015
Judith B. Craven	$3,752	$3,751	$33,825	$3,752	$3,751
Arthur Rojas Emerson	3,752	3,751	33,825	3,752	3,751
Jill Griffin	3,752	3,751	33,825	3,752	3,751
J.S.B. Jenkins	8,248	9,751	33,825	9,750	9,751
Frank Markantonis	18,749	18,752	33,825	18,753	18,751
Joe C. McKinney	18,450	6,751	33,825	6,751	6,751
Gasper Mir, III	14,248	9,751	33,825	9,750	9,751
Harris J. Pappas	18,749	18,752	33,825	18,753	18,751

(3)	In the aggregate, there were 314,545 stock awards outstanding at the end of fiscal 2015.
(4)	In the aggregate, there were no options outstanding at the end of fiscal 2015.
(5)	Perquisites and other personal benefits that did not exceed $10,000 in the aggregate for any director have been excluded.

Each nonemployee director other than the Chairman of the Board is paid an annual retainer fee of $50,000. The Chairman of the Board is paid an annual retainer fee of $85,000. In addition to the base annual retainer fee of $50,000, all nonemployee directors except the Chairman of the Board receive a single fee of $15,000 for all other committees in which they are a member. Further, for nonemployee directors other than the Chairman of the Board, the Chair of the Finance and Audit Committee is paid an additional annual retainer of $14,000, and the Chair of each other Board Committee is paid an additional annual retainer of $10,000. Nonemployee directors do not receive meeting fees.

Pursuant to the Company’s Second Amended and Restated Nonemployee Director Stock Plan (the “Plan”), each nonemployee director is required to receive a portion of the annual retainer fee in restricted stock in an amount as determined by the Board (the “Mandatory Retainer Award”). The Board has set the Mandatory Retainer Award at the dollar value equivalent of $15,000. In addition (as defined in the Plan), each nonemployee director, prior to the end of any calendar year, may elect to receive an additional portion of their annual retainer fee in the dollar value equivalent of restricted stock (the “Elective Retainer Award”). On the first day of each January, April, July, and October during the term of the Plan, the director receives the Mandatory Retainer Award and any Elective Retainer Award so elected in restricted stock, the amount of shares being equal to the dollar value equivalent of the elected portion of the director’s annual retainer fees. Directors receiving an Elective Retainer Award will also receive an additional number of whole shares of restricted stock equal to 20% of the number of whole shares of restricted stock issued in payment of the Elective Retainer Award for the quarterly period beginning on that date.

Further, under the Plan, nonemployee directors may be periodically granted nonqualified options to purchase shares of Common Stock at an option price equal to 100% of their fair market value on the date of grant or shares of restricted stock. Each option terminates on the earlier of the tenth anniversary of the grant date or one year after the optionee ceases to be a director. An option may not be exercised prior to the first anniversary of the grant date, subject to certain exceptions specified in the Plan. No nonemployee director may receive options to purchase more than 7,500 shares in any 12-month period.

The Company’s Nonemployee Director Deferred Compensation Plan permits nonemployee directors to defer all or a portion of their directors’ fees in accordance with applicable regulations under the Internal Revenue Code of 1986 as amended (the “Code”). Deferred amounts bear interest at the average interest rate of U.S. Treasury ten-year obligations. The Company’s obligation to pay deferred amounts is unfunded and is payable from general assets of the Company.

The Company’s Corporate Governance Guidelines establish guidelines for share ownership. Currently, Directors are expected to accumulate, over time, shares of Common Stock with a market value of at least $100,000.

RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM (Item 2)

The Board has appointed the firm of Grant Thornton LLP to audit the accounts of the Company for fiscal 2016. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm is not a matter which is required to be submitted to a vote of shareholders, but the Board considers it appropriate for the shareholders to express or withhold their approval of the appointment. If shareholder ratification should be withheld, the Board would consider an alternative appointment for the succeeding fiscal year. The ratification requires the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy at the Annual Meeting.

Fees Paid to the Independent Registered Public Accounting Firm

The table below shows aggregate fees for professional services rendered for the Company by the Company’s independent registered public accounting firm, Grant Thornton LLP, for the fiscal years ended August 26, 2015 and August 27, 2014:

	2015	2014
	(in thousands)
Audit Fees	$593	$600
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$593	$600

Audit Fees for the fiscal years ended August 26, 2015 and August 27, 2014 consisted of fees associated with the audit of the Company’s consolidated financial statements and internal control over financial reporting included in the Company’s Annual Report on Form 10-K and reviews of its interim financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees. The Company did not incur any Audit-Related Fees for the fiscal years ended August 26, 2015 and August 27, 2014.

Tax Fees. The Company did not incur any Tax Fees from Grant Thornton LLP for the fiscal years ended August 26, 2015 and August 27, 2014.

All Other Fees. The Company did not incur any other fees for the fiscal years ended August 26, 2015 and August 27, 2014.

Preapproval Policies and Procedures

All auditing services and nonaudit services provided by Grant Thornton LLP must be preapproved by the Finance and Audit Committee. Generally, this approval occurs each year at the August meeting of the Finance and Audit Committee for the subsequent fiscal year and as necessary during the year for unforeseen requests. The nonaudit services specified in Section 10A(g) of the Exchange Act may not be, and are not, provided by Grant Thornton LLP. Grant Thornton LLP provides a report to the Chair of the Finance and Audit Committee prior to each regularly scheduled Finance and Audit Committee meeting detailing all fees, by project, incurred by Grant Thornton LLP year-to-date and an estimate for the fiscal year. The Chair of the Finance and Audit Committee reviews the Grant Thornton LLP fees at each Finance and Audit Committee meeting. The Finance and Audit Committee periodically reviews these fees with the full Board. During the fiscal years ended August 26, 2015 and August 27, 2014, no preapproval requirements were waived for services included in the Audit-Related Fees, Tax Fees, and All Other Fees captions of the fee table above pursuant to the limited waiver provisions in applicable rules of the SEC.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (Item 3)

The Board is recommending that the shareholders approve the following advisory resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including disclosure under “Compensation Discussion and Analysis,” “Compensation Tables and Information,” and the related narrative discussion.

The Board recommends a vote FOR this resolution because it believes that the policies and practices described under “Compensation Discussion and Analysis” are effective in achieving the Company’s goals of linking pay to performance and levels of responsibility, encouraging our executive officers to remain focused on both short-term and long-term operational and financial goals of the Company and linking executive performance to shareholder value.

The “Say-on-Pay” vote is required pursuant to Section 14A of the Exchange Act. The vote is advisory in nature and is non-binding on the Company.

We urge shareholders to read the disclosure under “Compensation Discussion and Analysis” beginning on page 28 of this Proxy Statement, as well as under “Compensation Tables and Information,” and the related narrative, beginning on page 33, which provide detailed information on the Company’s compensation policies and practices and the compensation of our Named Executive Officers.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any Named Executive Officer and will not be binding on or overrule any decisions by the Executive Compensation Committee or the Board. Because we value our shareholders’ views, however, the Executive Compensation Committee and the Board will consider the results of this advisory vote when formulating future executive compensation policy.

THE BOARD RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

APPROVAL OF THE LUBY’S INCENTIVE STOCK PLAN (Item 4)

Subject to shareholder approval at the Annual Meeting, the Board approved the Luby’s Incentive Stock Plan (referred to herein as the “2015 Stock Plan”), amended and restated effective on December 5, 2015 (the “Effective Date”). The 2015 Stock Plan is integral to our compensation program and the Board believes that approving the 2015 Stock Plan will provide the flexibility we need to keep pace with our competitors and for the Company to effectively recruit, motivate and retain the caliber of employees and consultants essential for our success. While the Company is cognizant of the potential dilutive effect of equity compensation awards, we also recognize the significant motivational, retention and performance benefits that we expect to achieve from making awards under the 2015 Stock Plan.

Summary.  The following summary of the 2015 Stock Plan is qualified in its entirety by reference to the complete text of the 2015 Stock Plan attached as Annex A to this Proxy Statement.  In this section, the term “Company” as refers only to Luby’s, Inc. and the term “Committee” refers to the Executive Compensation Committee of the Board.

Purpose.  The 2015 Stock Plan is designed to benefit the shareholders of the Company by encouraging and rewarding high levels of performance by employees of and consultants to the Company and its affiliates and the Board who are key to the success of the Company by increasing the proprietary interest of such individuals in the Company’s growth and success.  To accomplish these objectives, the 2015 Stock Plan authorizes incentive awards through grants of stock options, restricted stock, phantom stock and performance awards to those employees of and consultants to the Company and its affiliates and the Board whose judgment, initiative, and efforts are responsible for the success of the Company.

Administration.  The 2015 Stock Plan will be administered by the Committee or other committee designated by the Board to administer the 2015 Stock Plan, except to the extent the Board elects to administer the 2015 Stock Plan, in which case the Board shall have the rights and powers otherwise assigned to the Committee under the 2015 Stock Plan.  In accordance with the 2015 Stock Plan, the Committee shall be constituted to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or any successor rule.

Types of Awards.  The 2015 Stock Plan authorizes the award of options, restricted shares, phantom shares, and other share-based awards. Each of these awards may also be subject to a specified performance goal, and in such cases, they will be referred to as performance awards.  For an award that includes an option, the Committee may grant (i) non-qualified options, which are options that do not meet the requirements of Section 422 of the Code, or (ii) incentive stock options, which are options that are intended to meet the requirements of Section 422 of the Code.

Participants.  Persons entitled to participate in the 2015 Stock Plan are (i) employees of the Company or of an Affiliate (“Employees”); and (ii) any individual, other than a nonemployee director or an Employee, who renders consulting services to the Company or to an Affiliate for compensation (“Consultants” and, together with Employees, “Eligible Persons”).  As of the date of the Annual Meeting, there will be 21 Employees and no Consultants eligible to participate in the 2015 Stock Plan.

Shares.  Subject to the adjustment provisions of the 2015 Stock Plan, the number of shares of Common Stock which may be issued for awards granted under the 2015 Stock Plan is equal to 1,838,0381 shares.

Grants.  The Committee shall select the Eligible Persons who are to be granted awards under the 2015 Stock Plan and shall determine the type or types of award(s) to be made to each Eligible Person and shall set forth in the related award agreement the terms, conditions, performance requirements, and limitations applicable to each award.

Adjustments.  In the event of changes in the outstanding shares of Common Stock described in the 2015 Stock Plan, appropriate adjustments in the shares as to which awards are granted shall be made so that the proportionate interest of each award recipient shall be maintained to the extent necessary to preserve the economic intent of such award.

Price.  The purchase price for shares of Common Stock payable upon exercise of any Option shall not be less than 100% of the fair market value per share on the grant date of such option (or not less than 110% of such fair market value per share on the grant date for any incentive stock option granted to an Eligible Person who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate (a “10% Shareholder”)), determined with reference to the closing sale price of our Common Stock on the New York Stock Exchange as of such date.  The market value of our Common Stock as of December 14, 2015, was $4.36 per share.

1  This number includes 338,038 shares available for issuance under the Luby’s Incentive Stock Plan prior to the amendment and restatement as of the Effective Date and 1,500,000 additional shares added under the 2015 Stock Plan.

Payment.  The Committee shall determine the method or methods by which, and the form or forms in which, payment for shares purchased upon the exercise of an option may be made or deemed to have been made (which may include, without limitation, cash, check acceptable to the Company, outstanding awards, delivery of vested shares of Common Stock or the Company’s withholding shares otherwise deliverable pursuant to such exercise, a “cashless-broker” exercise, other securities or property, loans, or notes approved by the Committee, or any combination thereof approved by the Committee).

Option Terms.  Each option grant shall be evidenced by an award agreement that states the grant date, the number of shares of Common Stock to which the option pertains, whether such options are to be non-qualified stock options or incentive stock options, the vesting requirements, the time when such option shall first be exercisable (if other than the vesting date), the term, the conditions and circumstances, if any, under which the option shall be forfeited or expire prior to the end of its term, the exercise price, the terms and conditions to the exercise of such option, the terms and conditions regarding the effect on the award of the participant’s termination as an Eligible Person, and such other terms and conditions not inconsistent with the 2015 Stock Plan as the Committee shall determine.  Each nonqualified stock option granted under the 2015 Stock Plan shall terminate ten years from the grant date.  Each incentive stock option granted under the 2015 Stock Plan shall terminate no later than ten years from the date of grant; except for incentive stock options granted to 10% Shareholders, which shall terminate no later than five years from the grant date.  An incentive stock option may be exercised no later than (i) three months after termination of employment for any reason other than death or disability, or (ii) one year after termination of employment due to death or disability.

Restricted Stock Terms.  Each grant of restricted stock shall be evidenced by an award agreement that states the number of shares of restricted stock granted, the vesting requirements and forfeiture provisions under which, if not achieved, the shares of restricted stock will be forfeited to the Company, the terms and conditions regarding the effect on the award of the participant’s termination as an Eligible Person and the other terms and conditions of such awards.  Unless otherwise specified, the vesting period with respect to shares of restricted stock shall not be less than three years.  Except as otherwise determined by the Committee or set forth in such agreement, termination of a participant prior to vesting shall result in the forfeiture and reacquisition by the Company of all shares of restricted stock.

Phantom Stock Terms.  Each grant of phantom stock shall be evidenced by an award agreement that states the number of shares of phantom stock to which the award pertains, the vesting requirements, the conditions and circumstances under which the shares may be forfeited, the method of settlement, the method by which shares will be delivered or deemed delivered, the terms and conditions regarding the effect on the award of the participant’s termination as an Eligible Person, and such other terms and conditions not inconsistent with the 2015 Stock Plan as the Committee shall determine.  Unless otherwise provided, the settlement of a vested share of phantom stock shall be made (i) in a single payment of cash equal to the fair market value on the vesting date of one share or (ii) by delivery or transfer of a share on the settlement date, which shall be no later than ten days after the vesting date.

Terms of Other Share-Based Awards.  Subject to the provisions of the 2015 Stock Plan, the Committee may grant to any participant an “other share-based award,” which shall be an award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock as deemed by the Committee to be consistent with the purposes of the 2015 Stock Plan.  Subject to the terms of the 2015 Stock Plan, including vesting requirements, if any, applicable to such award, the Committee shall determine the terms and conditions of any such other share-based award, which shall be evidenced by an award agreement.

Performance Award Terms.  The Committee may grant to participants any award whose vesting is conditioned upon the achievement of one or more performance goals.  The Committee may establish performance goals underlying any award agreements for performance awards, which may be based on one or more business criteria on an absolute or relative basis or as compared to the performance of a peer index.  No participant may receive under the 2015 Stock Plan a performance award for any fiscal year with respect to more than 200,000 shares of Common Stock.

Transferability.  Each award, and each right under any award, shall be exercisable only by the participant during his or her lifetime, or by the person to whom the participant’s rights shall pass by will, the laws of descent and distribution or domestic relations order.  No award and no right under any such award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant otherwise than by will, the laws of descent and distribution or domestic relations order.  Notwithstanding the foregoing or anything in the 2015 Stock Plan to the contrary, to the extent specifically provided by the Committee with respect to a grant, a nonqualified stock option may be transferred to immediate family members or related family trusts, or similar entities on such terms and conditions as the Committee may establish.

Term, Amendment and Termination.  To the extent permitted or required by law, the Board may amend, modify, suspend, or terminate the 2015 Stock Plan.  However, shareholder approval is required for any amendment which (i) increases the maximum number of shares that may be issued under the 2015 Stock Plan other than pursuant to the adjustment provisions, (ii) decreases the exercise price of any option grant, (iii) materially modifies the requirements as to eligibility for participation in the 2015 Stock Plan, (iv) withdraws administration of the 2015 Stock Plan from the Committee, or (v) extends the period during which awards may be granted.  Subject to earlier termination, the 2015 Stock Plan will remain in effect until the tenth (10th) anniversary of the Effective Date.

Change of Control. In the event of a “Change of Control” of the Company as defined in the 2015 Stock Plan, the Board may (i) remove any applicable forfeiture restrictions on any award; (ii) accelerate the vesting of, or the time at which the restrictions shall lapse, to a specific date, before or after such change of control, specified by the Committee; (iii) require mandatory surrender to the Company by selected holders of some or all of the outstanding awards held by such holders, in which event the Board shall thereupon cancel such awards and pay to each holder an amount of cash per share equal to the “Change of Control Price” as defined in the 2015 Stock Plan; or (iv) make such adjustments to awards then outstanding as the Board deems appropriate to reflect such a change of control; provided, however, that the Board may determine in its sole discretion that no adjustment is necessary to awards then outstanding. In the case of any outstanding award with an exercise price that equals or exceeds the Change of Control Price, the Board may cancel any such award without the payment of any consideration therefor to the holder of such award.

Unfunded Plan.  Insofar as it provides for awards of cash and shares, the 2015 Stock Plan shall be unfunded.

Tax Consequences.  The tax consequences of the issuance and exercise of options and other awards granted under the 2015 Stock Plan are set forth in Annex B to this Proxy Statement.

Shareholder Vote.  The affirmative vote of a majority of the shares present at the meeting in person or by proxy is required for approval of the 2015 Stock Plan.

Plan Benefits

No grants have been made that are subject to shareholder approval of the 2015 Stock Plan. Future grants and awards under the 2015 Stock Plan are subject to the discretion of the Committee and, therefore, we cannot currently determine the benefits of number of shares of Common Stock subject to awards that may be granted in the future to Eligible Persons under the 2015 Stock Plan. Furthermore, because all awards under the 2015 Stock Plan are discretionary, it is not possible to determine which awards would have been granted during fiscal 2015 had the 2015 Stock Plan been in effect at that time. Therefore, a New Plan Benefits table is not provided. However, the following table sets forth the number and dollar value of options and shares of restricted stock granted under the current Luby’s Incentive Stock Plan to our named executive officers and certain other groups in respect of services provided during fiscal 2015.

Name and Principal Position	Number of Shares Underlying Awards	Dollar Value ($)(1)
Christopher J. Pappas(2)	130,451	258,960
K. Scott Gray	95,628	175,220
Peter Tropoli	116,790	233,928
Executive officers, as a group, including the named executive officers	342,869	668,108
All non-employee directors as a group	—	—
All non-executive officers and other employees as a group	297,870	573,995

(1) The dollar values reflected in this column were calculated using the grant date fair value computed in accordance with FASB ASC Topic 718, disregarding any estimates of forfeitures.

(2) In October 2015, options were surrendered, renounced and cancelled by the participant.

THE BOARD OF DIRECTORS HAS APPROVED THE luby’s incentive stock plan AND RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” APPROVAL OF THE luby’s incentive stock plan.

CORPORATE GOVERNANCE

Committees of the Board

The Board currently maintains the following standing committees: Finance and Audit, Nominating and Corporate Governance, Personnel and Administrative Policy, Executive Compensation, and Executive. All committees meet as necessary to fulfill their responsibilities. The Board has directed each committee to consider matters within its areas of responsibility and to make recommendations to the full Board for action on these matters. Only the Executive Committee is empowered to act on behalf of the Board, and the specific powers of that committee may be exercised only in extraordinary circumstances.

Finance and Audit Committee

The Finance and Audit Committee is a standing audit committee established to oversee the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements. Its primary functions are to monitor and evaluate corporate financial plans and performance and to assist the Board in monitoring: (1) the integrity of the financial statements of the Company; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; (4) the performance of the Company’s internal audit function and its independent registered public accounting firm; and (5) the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. Management is responsible for preparing the financial statements, and the independent registered public accounting firm is responsible for auditing those financial statements. The Finance and Audit Committee is also directly responsible for the appointment, compensation, retention, and oversight of the work of the Company’s independent registered public accounting firm and the preparation of the Finance and Audit Committee Report below. A copy of the current Finance and Audit Committee Charter adopted by the Board is available in print to any shareholder upon request and can be found on the Company’s website at www.lubysinc.com. All members of the Finance and Audit Committee are independent directors as described under “Corporate Governance Guidelines—Director Independence” on page 23. The Finance and Audit Committee met eleven times during the last fiscal year.

The Board determined that Gasper Mir, III and Joe C. McKinney are “audit committee financial experts” as defined in rules of the SEC adopted pursuant to the Sarbanes-Oxley Act of 2002 and are “independent” under the corporate governance standards of the NYSE.

At least quarterly, members of the Finance and Audit Committee have the opportunity to meet privately with representatives of the Company’s independent registered public accounting firm and with the Company’s Director of Internal Audit.

The members of the Finance and Audit Committee are: Joe C. McKinney (Chair); J.S.B. Jenkins (Vice-Chair); Arthur Rojas Emerson; and Gasper Mir, III.

Nominating and Corporate Governance Committee

The primary functions of the Nominating and Corporate Governance Committee are: (1) to maintain oversight of the development, structure, performance, and evaluation of the Board; (2) to seek and recommend candidates to fill vacancies on the Board; (3) to recommend appropriate Board action on renewal terms of service for incumbent members as their terms near completion; (4) to review compensation paid to non-management directors; (5) to review the Company’s Enterprise Risk Management framework and programs; and (6) to develop and periodically review the Company’s Corporate Governance Guidelines and recommend such changes as may be determined appropriate to the Board so as to reflect the responsibilities of the Board and the manner in which the enterprise should be governed in compliance with best practices. A copy of the current Nominating and Corporate Governance Committee Charter is available in print to any shareholder upon request and can be found on the Company’s website at www.lubysinc.com. All members of the Nominating and Corporate Governance Committee are independent directors as described below. The Nominating and Corporate Governance Committee met four times during the last fiscal year.

The members of the Nominating and Corporate Governance Committee are: Gasper Mir, III (Chair); Judith B. Craven
(Vice-Chair); Jill Griffin; J.S.B. Jenkins; and Joe C. McKinney.

Personnel and Administrative Policy Committee

The primary functions of the Personnel and Administrative Policy Committee are to monitor and evaluate the policies and practices of: (1) human resource management and administration; (2) management development; (3) non-executive officer compensation and benefits; (4) savings and investment plan administration; (5) marketing and public relations strategies; (6) loss prevention, quality assurance, and food safety policies and procedures; and (7) investor relations and communications on matters other than financial reporting. The Personnel and Administrative Policy Committee met three times during the last fiscal year.

The members of the Personnel and Administrative Policy Committee are: Jill Griffin (Chair); Judith B. Craven; Frank Markantonis; and Harris J. Pappas.

Executive Compensation Committee

The Executive Compensation Committee is a standing committee of the Board, consisting of independent directors, whose primary functions are: (1) to discharge the Board’s responsibilities relating to compensation of our Named Executive Officers and (2) to communicate to shareholders the Company’s executive compensation policies and the reasoning behind such policies. The Executive Compensation Committee may delegate its responsibilities to a subcommittee consisting of one or more of its members. The Executive Compensation Committee Charter is available in print to any shareholder upon request and can be found on the Company’s website at www.lubysinc.com. All members of the Executive Compensation Committee are independent directors as described under “Corporate Governance Guidelines—Director Independence” on page 23. The Executive Compensation Committee met seven times during the last fiscal year.

For information concerning policies and procedures relating to the consideration and determination of executive compensation, including the role of the Executive Compensation Committee, see “Compensation Discussion and Analysis” beginning on page 28. For the report of the Executive Compensation Committee concerning the Compensation Discussion and Analysis, see “Executive Compensation Committee Report” on page 33.

The members of the Executive Compensation Committee are: J.S.B. Jenkins (Chair); Judith B. Craven (Vice-Chair); Jill Griffin; and Arthur Rojas Emerson.

Compensation Committee Interlocks and Insider Participation. During the fiscal year ended August 26, 2015, none of the Company’s executive officers served on the board of directors of any entities whose directors or officers served on the Executive Compensation Committee. No current or past officer serves on the Executive Compensation Committee.

Executive Committee

The primary functions of the Executive Committee are: (1) to facilitate action by the Board between meetings of the Board; and (2) to develop and periodically review the Company’s standing committee charters. The Executive Committee met one time during the last fiscal year.

The members of the Executive Committee are: Gasper Mir, III (Chair); Jill Griffin (Vice-Chair); Joe C. McKinney; J.S.B. Jenkins; Christopher J. Pappas; Peter Tropoli; and Judith B. Craven.

Nominations for Director

The Nominating and Corporate Governance Committee considers candidates for Board membership recommended by its members and other Board members, as well as management and shareholders. The Nominating and Corporate Governance Committee may retain a third-party search firm to assist it in identifying candidates. The Nominating and Corporate Governance Committee will consider director candidates whose recommendations are timely submitted by our shareholders in accordance with the notice provisions discussed below under “Shareholder Proposals for 2017 Annual Meeting.”

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, or received a recommendation for a prospective nominee, the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the prospective nominee. The initial determination is based on the information provided to the Nominating and Corporate Governance Committee with the recommendation of the prospective candidate, as well as the Nominating and Corporate Governance Committee’s own knowledge of the prospective nominee, which may be supplemented by inquiries of the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below.

If the Nominating and Corporate Governance Committee determines, in consultation with the Board, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and report its findings to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee then evaluates the prospective nominee against the minimum standards and qualifications set out in the Company’s Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee, including:

•	a candidate’s expertise and experience;

•	independence (as defined by applicable rules promulgated by the NYSE and the SEC);

•	financial literacy and understanding of business strategy, business environment, corporate governance, and board operation knowledge;

•	commitment to the Company’s core values;

•	skills, expertise, independence of mind, and integrity;

•	relationships with the Company;

•	service on the boards of directors of other companies;

•	openness, ability to work as part of a team and willingness to commit the required time; and

•	familiarity with the Company and its industry.

The Nominating and Corporate Governance Committee also considers the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board and other factors as it deems relevant, including the current composition of the Board, the balance of management and independent directors, and the need for Finance and Audit Committee expertise. While no formal diversity policy exists, diversity is considered as one factor of many in evaluating prospective nominees, and the Nominating and Corporate Governance Committee believes that its evaluation of diversity as a factor in evaluating prospective nominees is effective.

In connection with its evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee; in addition, if warranted, one or more members of the Nominating and Corporate Governance Committee, and others as appropriate, may interview prospective nominees in person. After completing this evaluation and interview, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.

In connection with the Board’s decision to add a new Board member in fiscal 2015, our Chief Executive Officer recommended Gerald W. Bodzy to the Nominating and Corporate Governance Committee as a Board member candidate. After considering diversity of professional experience, education, skill, gender, race, ethnic or national origin, age and other qualities and attributes as compared to the current Board members, in November, 2015 the Nominating and Corporate Governance Committee recommended the nomination of Mr. Bodzy, and the Board unanimously agreed to nominate Mr. Bodzy for election as a director at the annual meeting. The Board believes that Mr. Bodzy meets the established criteria and is a well-qualified candidate for election to the Board. Mr. Bodzy is a new nominee for election to the Board this year. His nomination is recommended by the Nominating and Corporate Governance Committee and approved by the Board.

The Company did not pay any third party a fee to assist in the process of identifying or evaluating nominees for election at the Annual Meeting.

CORPORATE GOVERNANCE GUIDELINES

The Company maintains Corporate Governance Guidelines evidencing the views of the Company on such matters as the role and responsibilities of the Board, composition of the Board, Board leadership, functioning of the Board, functioning of committees of the Board, and other matters. These guidelines are reviewed annually and modified when deemed appropriate by the Board. The current version of the Company’s Corporate Governance Guidelines are available in print to any shareholder upon request and can be found on the Company’s website at www.lubysinc.com.

Director Independence

The Board has evaluated the independence of the members of the Board under the Luby’s Director Independence Test. In conducting this evaluation, the Board considered transactions and relationships between each director or his or her immediate family and the Company to determine whether any such transactions or relationships were material and, therefore, inconsistent with a determination that each such director is independent. Based upon that evaluation, the Board determined that the following directors have no material relationship with us and, thus, are independent:

Judith B. Craven

Arthur Rojas Emerson

Jill Griffin

J.S.B. Jenkins

Joe C. McKinney

Gasper Mir, III

We expect that, if elected at the annual meeting, the Board will determine that Mr. Bodzy is an independent direct under the Luby’s Director Independence Test.

The Board also has determined that each member of the Finance and Audit Committee, the Nominating and Corporate Governance Committee, and the Executive Compensation Committee meets the independence requirements applicable to those committees prescribed by the NYSE, the SEC, and the Internal Revenue Service. The Luby’s Director Independence Test is available in print to any shareholder upon request and can be found on the Company’s website at www.lubysinc.com.

Resignation of Directors

Any director may resign at any time by giving notice in writing or by electronic transmission to the Board or the Secretary of the Company.

Executive Session Meetings of Non-Management Directors

Non-management directors regularly meet in executive sessions, without the presence of management directors or executive officers of the Company.

Board Leadership Structure and Presiding Director

Currently, the offices of Chairman and Chief Executive Officer are separate. Corporate policy allows for the separation of these offices to preserve flexibility for the Board regarding the selection of Chairman and Chief Executive Officer and the independence of these positions, although it is not mandated.

The Chairman of the Board currently presides over the executive sessions of non-management directors. If the offices of Chief Executive Officer and Chairman are not separate or, for any other reason, the Chairman is not independent, the independent directors will elect one of the independent directors to preside over the executive sessions of non-management directors.

Board Member Meeting Attendance

Directors are expected to attend Board meetings and meetings of the Committees on which they serve, to spend the time needed, and to meet as frequently as necessary to properly discharge their responsibilities. During the fiscal year ended August 26, 2015, the Board held six meetings. Each Director attended at least 83% of the meetings of the Board and Committees on which he or she served. All of the Company’s Directors attended the 2015 annual meeting of shareholders of the Company, and the Company expects that all continuing members of the Board will be present at the Annual Meeting.

The Board’s Role in Risk Oversight

The Board considers the effective oversight of risk important to running a successful business and in fulfilling its fiduciary responsibilities to the Company and its stockholders. In addition to the Chief Executive Officer, General Counsel, Vice President of Risk Management, and other members of our senior leadership team who are responsible for the day-to-day management of risk, the Board is responsible for ensuring that an appropriate culture of risk management exists within the Company and for overseeing its risk profile and assisting management in addressing specific risks, such as operational risks, strategic and competitive risks, financial risks, brand and reputation risks, and legal and regulatory risks.

Strategic, operational, and competitive risks, as well as the steps management has taken or will take to mitigate these risks, are presented, reviewed, and discussed at regular meetings of the Board and its committees. Additionally, at each quarterly meeting, or more often as necessary, the General Counsel presents to the Board an update on material legal and regulatory matters.

The Nominating and Corporate Governance Committee is responsible for reviewing our Enterprise Risk Management, or ERM, framework and programs, as well as the framework by which management discusses our risk profile and risk exposures with the full board and its committees.

The Finance and Audit Committee meets regularly with our Chief Financial Officer, our internal auditor, independent auditor, General Counsel, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, key operational risks, and ERM framework and programs.

The Executive Compensation Committee and Personnel and Administrative Policy Committee are responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. They are also charged with monitoring our incentive and equity-based compensation plans, including employee pension and benefit plans.

The Nominating and Corporate Governance Committee oversees risks related to our overall corporate governance, including board and committee composition, board size and structure, director independence, and our corporate governance profile and ratings. The Committee also is actively engaged in overseeing risks associated with succession planning for the Board and the Company’s management.

Code of Conduct and Ethics for All Directors, Officers, and Employees

The Board has adopted a Policy Guide on Standards of Conduct and Ethics, which is applicable to all directors, officers, and employees. The intent of the Policy Guide on Standards of Conduct and Ethics is to promote observance of fundamental principles of honesty, loyalty, fairness, and forthrightness and adherence to the letter and spirit of the law. Waivers of any part of the Policy Guide on Standards of Conduct and Ethics for any director or executive officer are permitted only by a vote of the Board or a designated Board committee that will ascertain whether a waiver is appropriate under all the circumstances. The Company intends to disclose any waivers of the Policy Guide on Standards of Conduct and Ethics granted to directors and executive officers in print to any shareholder upon request and will also disclose such waivers on the Company’s website at www.lubysinc.com.

Copies of the Policy Guide on Standards of Conduct and Ethics are available in print to shareholders upon request and can be found on the Company’s website at www.lubysinc.com.

Code of Ethics for the Chief Executive Officer and Senior Financial Officers

The Board has adopted a Supplemental Standards of Conduct and Ethics that apply to the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and all senior financial officers (“Senior Officers’ Code”). The Senior Officers’ Code is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;

•	compliance with governmental laws, rules, and regulations;

•	the prompt internal reporting to an appropriate person or persons identified in the Senior Officers’ Code of violations of the Senior Officers’ Code; and

•	accountability for adherence to the Senior Officers’ Code.

Waivers of the Senior Officers’ Code for the Chief Executive Officer, Chief Financial Officer, and the Controller are permitted only by a vote of the Board or a designated Board committee that will ascertain whether a waiver is appropriate under all the circumstances. The Company intends to disclose any waivers of the Senior Officers’ Code granted to the Chief Executive Officer, Chief Financial Officer, or the Controller on the Company’s website at www.lubysinc.com and in print to any shareholder upon request.

Copies of the Senior Officers’ Code are available in print to shareholders upon request and can be found on the Company’s website at www.lubysinc.com.

Receipt and Retention of Complaints Regarding Accounting and Auditing Matters

To facilitate the reporting of questionable accounting, internal accounting controls, or auditing matters, the Company has established an anonymous reporting hotline through which employees can submit complaints on a confidential and anonymous basis. Any concerns regarding accounting, internal accounting controls, auditing, or other disclosure matters reported on the hotline are reported to the Chair of the Finance and Audit Committee. These reports are confidential and anonymous. Procedures are in place to investigate all reports received by the hotline relating to questionable accounting, internal accounting controls, or auditing matters and to take any corrective action, if necessary. The Finance and Audit Committee is notified of these reports at every quarterly committee meeting, or sooner if necessary.

Any person who has concerns regarding accounting, internal accounting controls, or auditing matters may address them to the attention of Chair, Finance and Audit Committee, Luby’s, Inc., 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.

Nonretaliation for Reporting

The Company’s policies prohibit retaliation against any director, officer, or employee for any report made in good faith. However, if the reporting individual was involved in improper activity, the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Company. In these circumstances, the Company may consider the conduct of the reporting individual in promptly reporting the information as a mitigating factor in any disciplinary decision.

Shareholder Communications to the Board

Shareholders and other parties interested in communicating directly with the Chairman of the Board, the non-management directors as a group or the Board itself regarding the Company may do so by writing to the Chairman of the Board, in care of the Corporate Secretary at Luby’s, Inc., 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.

The Board has approved a process for handling letters received by the Company and addressed to non-management members of the Board. Under that process, the Corporate Secretary reviews all such correspondence that, in the opinion of the Corporate Secretary, deals with the function of the Board or committees thereof or that the Corporate Secretary otherwise determines requires the Board’s attention. Directors may at any time request copies of all correspondence received by the Company that is addressed to members of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures that the Finance and Audit Committee has established with respect to such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and any persons beneficially owning more than ten percent of the outstanding shares of our Common Stock to report their initial ownership of Common Stock and any subsequent changes in that ownership to the SEC and the NYSE, and to provide copies of such reports to the Company. Based upon the Company’s review of copies of such reports received by the Company and written representations of its directors and executive officers, the Company believes that during the fiscal year ended August 26, 2015, all Section 16(a) filing requirements were satisfied on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions

On July 23, 2002, the Company entered into an Indemnification Agreement with each member of the Board under which the Company obligated itself to indemnify each director to the fullest extent permitted by applicable law so that he or she will continue to serve the Company free from undue concern regarding liabilities. The Company has also entered into an Indemnification Agreement with each person becoming a member of the Board since July 23, 2002. The Board has determined that uncertainties relating to liability insurance and indemnification have made it advisable to provide directors with assurance that liability protection will be available in the future.

The Company obtains certain goods and/or services from entities owned or controlled by Christopher J. Pappas, President and Chief Executive Officer of the Company, and Harris J. Pappas, a member of the Board (the “Pappas Entities”), pursuant to the terms of an Amended and Restated Master Sales Agreement, dated May 28, 2015 (the “Master Sales Agreement”). Under the terms of the Master Sales Agreement, the Pappas Entities may provide specialized (customized) equipment fabrication and basic equipment maintenance, including stainless steel stoves, shelving, rolling carts, and chef tables. During the fiscal year ended August 26, 2015, the Pappas Entities did not provide goods to the Company under the Master Sales Agreement. Consistent with past practices, the Finance and Audit Committee, consisting entirely of independent directors, reviewed on a quarterly basis all applicable amounts related to the Master Sales Agreement.

The Company anticipates that payments to the Pappas Entities under the Master Sales Agreement during the current fiscal year, if any, will be primarily for goods purchased pursuant to the terms of the Master Sales Agreement. In the opinion of the Finance and Audit Committee, the fees paid by the Company for such goods and/or services are primarily at or below what the Company would pay for comparable goods and/or services (if available) from a party unaffiliated with the Company.

In the third quarter of the fiscal year ended August 25, 2004, Messrs. Pappas became partners in a limited partnership which purchased a retail strip center in Houston, Texas. Messrs. Pappas collectively own a 50% limited partner interest and a 50% general partner interest in the limited partnership. An independent third party company manages the center. One of the Company’s restaurants has rented approximately 7% of the space in that center since July 1969. No changes were made to the Company’s lease terms as a result of the transfer of ownership of the center to the new partnership. On November 22, 2006, due to the approaching expiration of the previous lease, the Company executed a new lease agreement with respect to this property, which provides, effective upon the Company’s relocation and occupancy into the new space in July 2008, for a primary term of approximately 12 years with two subsequent five-year options. The new lease also gives the landlord an option to buy out the tenant on or after the calendar year 2015 by paying the then unamortized cost of improvements to the tenant. The Company will owe, under the lease, $22.00 per square foot plus maintenance, taxes, and insurance for the calendar year 2016. Thereafter, the lease provides for reasonable increases in rent at set intervals. The new lease agreement was approved by the Finance and Audit Committee. The Company made lease payments of $415,490 during the fiscal year ended August 26, 2015, and $68,879 from August 26, 2015 to November 15, 2015, under the current lease agreement, of which Messrs. Pappas collectively own a 50% limited partner interest and a 50% general partner interest in the limited partnership.

In the third quarter of the fiscal year ended August 27, 2014, an entity owned or controlled by Christopher J. Pappas, President and Chief Executive Officer of the Company, and Harris J. Pappas, a member of the Board, purchased from the Company’s landlord, the land underlying one of the Company’s Fuddruckers restaurants in Houston, Texas, which was contiguous to other land owned by the same entity. One of the Company’s restaurants has rented that property since July 1996, and the property was previously one of several properties included on the Master Lease, dated November 24, 1998, between Spirit Master Funding, LLC and Luby’s Fuddruckers Restaurants, LLC, as amended (the “Master Lease”). On March 12, 2014, the Company executed a new ground lease agreement severing this property from the Master Lease. The terms of the new ground lease agreement are substantially similar to the Master Lease and provide for a primary term of approximately 6 years with two subsequent five-year options. Pursuant to the new ground lease agreement, the Company pays $2.46 per square foot plus maintenance, taxes, and insurance from March 12, 2014 until November 30, 2016. Thereafter, the new ground lease agreement provides for reasonable increases in rent at set intervals. The Company made lease payments of $159,900 during the fiscal year ended August 26, 2015, and $26,650 from August 26, 2015 to November 15, 2015, of which Messrs. Pappas collectively own a 50% limited partner interest and a 50% general partner interest in the limited partnership.

Policies and Procedures Regarding Related Person Transactions

The Board has adopted a written Related Person Transaction Approval Policy, which requires the Finance and Audit Committee to review each related person transaction (as defined below) and determine whether it will approve or ratify that transaction.

For purposes of the policy, a “related person transaction” is any transaction, arrangement, or relationship where the Company is a participant, the Related Person (defined below) had, has, or will have a direct or indirect material interest and the aggregate amount involved is expected to exceed $120,000 in any calendar year. “Related Person” includes: (a) any person who is or was (at any time during the last fiscal year) an executive officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of the Company’s voting securities; (c) any immediate family member of a person described in provisions (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a partner or has a greater than 5% beneficial ownership interest.

In determining whether a related person transaction will be approved or ratified, the Finance and Audit Committee may consider factors such as: (a) the extent of the Related Person’s interest in the transaction; (b) the availability of other sources of comparable products or services; (c) whether the terms are competitive with terms generally available in similar transactions with persons that are not Related Persons; (d) the benefit to the Company; and (e) the aggregate value of the transaction.

EXECUTIVE OFFICERS

Certain information is set forth below concerning the executive officers of the Company, each of whom has been elected to serve until his successor is duly elected and qualified:

Name	Served as Officer Since	Positions with Company	Age
Christopher J. Pappas	2001	President and CEO (since March 2001); CEO of Pappas Restaurants, Inc.	68

K. Scott Gray	2005	Senior Vice President and CFO (since April 2007); Vice President of Finance (October 2005 to April 2007).	46

Peter Tropoli	2001	Chief Operating Officer (since April 2011); Senior Vice President-Administration and General Counsel (March 2001 to April 2011); Secretary (January 2006 to April 2011).	43

COMPENSATION DISCUSSION AND ANALYSIS

In our Compensation Discussion and Analysis, we:

•	describe our goals for compensating our Named Executive Officers;

•

describe how we designed our compensation program and explain how executive compensation decisions reflect both the Company’s business performance and the individual performance goals for each of our Named Executive Officers; and

•	explain the tables and other disclosures that follow.

Our “Named Executive Officers” are identified in the Summary Compensation Table on page 33.

EXECUTIVE SUMMARY

This section highlights key actions taken by the Executive Compensation Committee to further align the interests of our Named Executive Officers with those of our shareholders and realize our pay for performance position.

The Company’s executive compensation program (the “program”) is designed to enable the Company to execute its business objectives by attracting, retaining, and motivating the highest quality of management talent. The program serves to incent and reward executive performance, with the objective of enhancing shareholder value over the long term and encouraging long-term retention of executive officers. The Company’s annual compensation plans are typically determined at the beginning of each fiscal year and are granted during the beginning of the following fiscal year after disclosure of the prior fiscal year’s results.

The Executive Compensation Committee evaluates the effectiveness of the program in meeting its objectives and in light of the Company’s performance for the prior fiscal year, competitive compensation data, evaluation of each executive’s contribution to the Company’s performance, each executive’s experience, responsibilities, management abilities, and other individual criteria. The Executive Compensation Committee advises the Board on executive compensation and typically makes recommendations to the Board for approval of the compensation for executive officers.

In fiscal 2015, much of the Company’s strategic focus centered on raising earnings through sales improvements, improved operations, and the opening of new restaurants. Management initiatives led to an increased EBITDA, 0.6% same-store sales increase at Luby’s Cafeterias and a 1.1% same-store sales increase at Fuddruckers, as well as a $2.0 million reduction in Selling, general, and administrative expense. The Company further improved operations and results at its Cheeseburger in Paradise restaurants. The Company successfully opened ten new restaurants consisting of a side-by-side Luby’s Cafeteria and Fuddruckers restaurant and eight stand-alone Fuddruckers restaurants. Management also led further development of the Company’s Fuddruckers franchisee pipeline through execution of development agreements with new and existing franchisees and opening eight new franchise units. In addition, management continued to focus on supporting and enhancing the Company’s legacy restaurants.

Summary of 2015 Compensation Activity

In recognition of the sales activity and lower expenses achieved in fiscal 2015, our Named Executive Officers received discretionary non-equity incentive compensation. No short-term or long-term equity incentive compensation was awarded in accordance with the objectives outlined below and the form of short-term equity incentive compensation which began for fiscal 2013. Awards granted during the beginning of fiscal 2016 correlate with the fiscal 2015 executive compensation plan. Base salaries of the Company’s executive officers were set in accordance with market and industry levels.

EXECUTIVE COMPENSATION OVERVIEW

The program is designed to enable the Company to execute its business objectives by attracting, retaining, and motivating the highest quality of management talent. The program serves to incent and reward executive performance, with the objective of enhancing shareholder value over the long term and encouraging long-term retention of executive officers. As such, each element of compensation is an integral part of achieving this purpose. In addition, the Company strives to remain competitive by balancing all elements of compensation.

The Executive Compensation Committee annually evaluates the effectiveness of the Company’s executive compensation program in meeting its objectives, annually advises the Board on the compensation to be paid to the Company’s executive officers and approves the compensation for executive officers. In addition, the Company annually provides shareholders with an advisory vote to approve the Company’s executive compensation as required under Section 14A of the Exchange Act. At the Company’s 2015 annual meeting of Shareholders, shareholders expressed substantial support for the compensation of our Named Executive Officers, with approximately 96 percent of votes cast for approval of the advisory vote. The Executive Compensation Committee evaluated the results of the 2015 advisory vote at its March 11, 2015 meeting. The Executive Compensation Committee also considered many other factors in its evaluation of the Company’s executive compensation program, including reference to the Company’s performance for the prior fiscal year, competitive compensation data, evaluation of each executive’s contribution to the Company’s performance, each executive’s experience, responsibilities, management abilities, and other individual criteria it deems appropriate. While each of these factors bore on the Executive Compensation Committee’s decisions regarding the compensation of our Named Executive Officers, the Executive Compensation Committee did not make any changes to the Company’s executive compensation program and policies as a result of the 2015 advisory vote on the compensation of our Named Executive Officers.

The Company’s executive compensation program currently consists of three main components:

•	base salary;

•	a performance-based annual non-equity incentive award; and

•	performance-based short-term and long-term equity incentive awards.

The dollar value of performance-based short-term and long-term incentive equity compensation awards is typically divided between stock options and long-term grants of Common Stock. Fifty percent of such dollar value consists of incentive stock option grants and is referred to as the “Short-Term Equity Incentive.” The Short-Term Equity Incentive is tied to an annual pre-budgeted earnings before interest, taxes, depreciation, and amortization (“EBITDA”) number during the applicable fiscal year, and is subject to vesting schedules requiring continued service with the Company. The other fifty percent of such dollar value consists of grants of Common Stock at the end of a three-year period and referred to as the “Long-Term Equity Incentive.” The Long-Term Equity Incentive is tied to the cumulative Total Shareholder Return results for the Company over a three-year period.

For the compensation plan relating to fiscal 2013, the Company replaced three-year vesting restricted stock grants with long-term Common Stock grants, granted at the end of a three-year period and computed based on the level of achievement of cumulative T results for the Company over the same three-year period.

The Company’s executive compensation program does not include any pension benefits. None of our Named Executive Officers participates in any retirement or defined benefit plan maintained by the Company. The Company has no compensation agreements or benefits which provide for tax gross-ups. Further, executive officers do not receive perquisites and other personal benefits which exceed $10,000 in the aggregate for any executive officer in any fiscal year.

The Company currently has no salary continuation agreement, or change in control agreements having similar effect, with any employee of the Company other than the employment agreement with Christopher J. Pappas as described under “—Employment Agreement” below.

The Executive Compensation Committee administers the Company’s stock option, ownership, and any other equity-based compensation plans to our Named Executive Officers.

Base Salaries

The Company seeks to compensate executive officers for their performance throughout the year with annual base salaries that are fair and competitive while being consistent with the Company’s position in the foodservice industry.

Base salaries are reviewed annually or biannually by the Executive Compensation Committee to ensure continuing consistency with the industry and the Company’s level of performance during the previous fiscal year. A third-party consultant, Towers Watson, provided benchmark information in the fiscal 2015, through the use of peer and general industry data, which was used as a reference to assist the Executive Compensation Committee. See “—Benchmarking and Use of Third-Party Compensation Consultant” beginning on page 31.

Any increase in an executive officer’s base salary is intended to reflect the Company’s financial performance, individual performance, market conditions, and/or potential changes in the officer’s duties and responsibilities.

The salary of the Chief Executive Officer is fixed according to his employment agreement, but it may be modified by the Board with consent of the Chief Executive Officer. See “—Employment Agreement” beginning on page 32 and “—Compensation of Chief Executive Officer” beginning on page 32. Members of the Executive Compensation Committee, along with members of the Finance and Audit Committee, were involved in advising the Board on the appropriateness and reasonableness of the compensation package for the Chief Executive Officer.

Future adjustments to base salaries and salary ranges will reflect average movement in the competitive market and peers as well as individual performance.

Non-Equity Incentive Compensation and Bonus

The Company’s annual incentive compensation is designed to be a balanced set of measures which blend Company-wide financial measures, process-improvement measures, and Company and individual business objectives. Corporate and individual performance objectives are established near the beginning of each fiscal year and monitored throughout the fiscal year. If earned, the annual incentive compensation paid to each executive in the form of a cash payment will vary according to the Company’s overall performance.

Towers Watson, a third-party consultant provided benchmark information through the use of peer and general industry data, which was used as a reference to assist the Executive Compensation Committee. See “—Benchmarking and Use of Third-Party Compensation Consultant” beginning on page 31.

The Executive Compensation Committee believes that same-store sales and EBITDA are important financial measures of executive performance. The two measures, taken together, allow for a reasonably accurate measure of executive performance relative to past periods, while minimizing the impact of non-operating factors, such as macroeconomic trends and acquisition integration. Accordingly, annual non-equity incentive compensation for all Named Executive Officers is determined by the Company’s performance relative to pre-determined goals that are based on:

•	Same-store sales (33%) and

•	EBITDA (67%).

Further, the Executive Compensation Committee considers individual executive performance factors relative to each executive’s functions and area of responsibility. Such factors may include, without limitation: achievement of operational and management goals, revenue, profitability, return on investment, cost controls, business development, and other enhancements of shareholder’s value.

The Executive Compensation Committee maintains full discretion with regard to annual incentive compensation, including the ability to grant an additional discretionary cash bonus at fiscal year-end and may decide to award or withhold an incentive compensation award for an individual based upon overall Company performance or upon each participant’s individual performance during the year, and the performance factors that the Executive Compensation Committee reviews differs from year to year.

Short-Term Equity Incentive Compensation

Short-term equity incentive compensation in the form of incentive stock option grants, is used to (1) incent performance that leads to enhanced shareholder value, (2) encourage retention of high quality talent, and (3) closely align the executive’s interests with shareholders’ long-term interests.

The stock option grants provide compensation to the optionee only to the extent the market price of the stock increases between the date of grant and the date the option is exercised. Stock option grants are made toward the beginning of the fiscal year and are intended to incent the optionee through long-term compensation tied specifically to increases in the price of Common Stock from the date of such grant.

The Executive Compensation Committee typically considers the grants of incentive stock options to eligible executive officers and other officers on an annual basis for the above-stated goals.

The expected present value of such stock options is calculated using the Black-Scholes option pricing model. The value of each stock option grant and restricted stock grant is determined relative to the Company’s size and market, the scope and responsibility of the individual, individual performance, share usage under the plan, employee qualifications and position, as well as peer and general industry data.

The stock option grants are at market value on the date of grant, and they typically vest 50% on the first anniversary of the grant date, 25% on the second anniversary of the grant date, and 25% on the third anniversary of the grant date. The stock option grants typically expire ten years from their grant date.

Long-Term Equity Incentive Compensation

Long-term equity incentive compensation in the form of grants of Common Stock, granted at the end of a three-year period based on pre-determined metrics, are used to (1) incent performance that leads to enhanced shareholder value, (2) encourage retention, and (3) closely align the executive’s interests with shareholders’ long-term interests. These grants are based on the Company's relative cumulative three-year Total Shareholder Return performance, and its value varies from 0% to 200% of a base amount based on a ranking of the results of an investment in the Company’s Common Stock compared with investments in the Common Stock of certain pre-determined peer companies over the same three-year period.

The size of long-term equity grants is determined relative to the Company’s size and its market, scope and responsibility of the individual, individual performance, share usage under the plan, employee qualifications and position, as well as peer and general industry data.

The Executive Compensation Committee typically reviews the grants of Common Stock to eligible executive officers and other officers on at least an annual basis. If earned, such long-term incentive equity compensation will vary according to the Company’s overall performance.

These long-term incentive equity compensation awards are based primarily on the Company’s achievement of its Total Shareholder Return goals. Long-term equity incentive compensation is typically granted at the end of a three-year period following the disclosure of the year-end results of the third year. The following chart summarizes this process:

Company achievement of budgeted target	Payout to Named Executive Officers based on predetermined incentive levels
Below Threshold Performance Level	No payout of incentive equity compensation
Threshold Performance Level	50% payout of incentive equity compensation
Target Performance Level	100% payout of incentive equity compensation
Maximum Performance Level	200% payout of incentive equity compensation

All grants require Board approval and are typically presented at the first regularly scheduled Board meeting following the disclosure of fiscal year-end results. Neither the Company nor the Executive Compensation Committee has a program, plan, or practice to time option grants to the Company’s executive officers in coordination with the release of material nonpublic information. Any stock option grants made to non-executive employees typically occur concurrently with grants to Named Executive Officers.

Benchmarking and Use of Third-Party Compensation Consultant

The Executive Compensation Committee engaged a third-party compensation consultant, Towers Watson, to provide an assessment of the Company’s compensation structure for all of its officer positions and to evaluate their compensation relative to the marketplace. Towers Watson relied on its own annual incentive plan design surveys, its experience with general industry companies with annual revenues similar to that of the Company, and research from the proxy statements of companies considered peers of the Company. Towers Watson also developed marketplace base salary, target annual incentive opportunity, target total annual compensation, actual total annual compensation, long term incentive award level, target total direct compensation, and actual total direct compensation rates at the 25th, 50th, and 75th percentiles which were used as a reference to assist the Committee in designing and maintaining the Company’s compensation programs. Towers Watson reviewed all methods of compensation and compared the Company’s levels and method of compensation to a selected peer group. Target total direct compensation—base salary plus target non-equity incentive compensation and bonus plus long-term incentives—under the program was below the 25th percentile of the peer group data.

Role of Executive Officers

Of our Named Executive Officers, only the Chief Executive Officer has a role in determining executive compensation policies and programs. Within the parameters of the compensation policies established by the Executive Compensation Committee, the Chief Executive Officer makes preliminary recommendations for base salary adjustments and short-term and long-term incentive levels for the other Named Executive Officers. The Chief Executive Officer may base his recommendation on a variety of factors such as his appraisal of the officer’s performance and contribution to the Company and on market data.

Stock Ownership Guidelines

The Board has adopted guidelines for ownership of Common Stock by executive officers and directors to help demonstrate the alignment of the interests of the Company’s executive officers and directors with the interests of its shareholders. The amount of stock that a particular executive or director is required to hold is determined relative such person’s position with the Company. The guidelines provide that executives and directors are expected to attain the following levels of stock ownership within five years of their election to the specified director or officer position:

Position	Share Ownership
Chief Executive Officer, President	4 times annual base salary
Chief Operating Officer	2 times annual base salary
Senior Vice President	2 times annual base salary
Nonemployee Director	Shares with a market value of at least $100,000

Phantom stock and stock equivalents in the nonemployee director deferred compensation plan are considered Common Stock for purposes of the guidelines, as they are essentially awarded in lieu of cash compensation for Board services.

Employment Agreement

The Company entered into a new employment agreement with Christopher J. Pappas, the Company’s President and Chief Executive Officer on January 24, 2014. The employment agreement was amended on December 1, 2014. The employment agreement, as amended, expires on August 31, 2016, unless earlier terminated, and currently provides for a base annual salary of $462,000, plus potential bonus compensation in an amount that the independent directors of the Board or an authorized committee, shall determine, in its sole discretion. Please refer to “—Compensation of Chief Executive Officer” beginning on page 32 for more information regarding Mr. Pappas’ employment agreement.

The employment agreement provides that Mr. Pappas will be entitled to receive all compensation and benefits provided under the employment agreement on August 31, 2016, if (1) the Company terminates his employment “without cause” (as defined in the employment agreement) or (2) Mr. Pappas terminates the employment agreement for “good reason” (as defined in the employment agreement). For more information regarding potential payments under the employment agreement, please read “—Potential Payments upon Termination or Change in Control” beginning on page 36.

The Company does not have any agreements with any of its other officers, directors, or employees containing provisions governing the compensation and benefits that may be paid to any such person upon termination of employment or a change in control of the Company.

Compensation of Chief Executive Officer

Under his current employment agreement, Christopher J. Pappas was paid an annual base salary of $462,000 in fiscal year 2015. Mr. Pappas is eligible to receive potential annual cash bonuses and long-term equity incentives under his employment agreement in an amount that the independent directors of the Board or an authorized committee, shall determine. His Non-Equity Incentive Compensation is computed, similar to all Named Executive Officers, based upon the Company’s achievement of Board-approved goals relating to same-store sales (33%) and EBITDA (67%). For more discussion regarding annual cash bonuses and long-term equity incentives, please read “—Non-Equity Incentive Compensation and Bonus,” “—Short-Term Equity Incentive Compensation” and “—Long-Term Equity Incentive Compensation” beginning on page 30.

Compensation and the Company’s Risk Management

The Company believes that our compensation policies and practices for our employees are appropriately structured and encourage decision making that could expose the Company to unreasonable risks of material adverse consequences. Furthermore, the Company employs a number of safeguards with respect to the compensation policies and practices which mitigate excessive risk-taking by our employees. These safeguards include: benchmarking compensation to market levels; focusing on long-term shareholder value creation; tying long-term incentive grants to objectives; issuing equity awards that vest over multi-year time horizons; and maintaining stock ownership guidelines for our officers.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation to the chief executive officer and the four other most highly compensated executive officers in excess of $1 million in any calendar year. Compensation that qualifies as “performance based compensation” (as defined for purposes of Section 162(m)) is excluded from the $1 million limitation, and therefore remains fully deductible by the company that pays it. Options granted under the Company’s Luby’s Incentive Stock Plan have been structured to qualify as performance-based and thus would not be subject to this deduction limitation. While the Executive Compensation Committee will seek to utilize deductible forms of compensation to the extent practicable, it does not believe that compensation decisions should be made solely to maintain the deductibility of compensation for federal income tax purposes. Although none of our Named Executive Officers reached the deduction limitation in fiscal 2015, the Executive Compensation Committee plans to continue to evaluate the Company’s salary, bonus, and stock option programs to determine the advisability of future compliance with Section 162(m).

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee reviewed and discussed the Company’s Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the Executive Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended August 26, 2015.

Executive Compensation Committee

J.S.B. Jenkins (Chair)

Judith B. Craven (Vice-Chair)

Jill Griffin

Arthur Rojas Emerson

COMPENSATION TABLES AND INFORMATION

Summary Compensation Table

The table below contains information concerning annual and long-term compensation of the current Chief Executive Officer, all persons who served as Chief Executive Officer of the Company during the last fiscal year, the current Chief Financial Officer, the next three most highly compensated individuals, as specified in Item 402 of Regulation S-K, who made in excess of $100,000 in total compensation and were serving as executive officers at the end of the last completed fiscal year or who would otherwise have been required to be included in the table but for the fact that they were not serving as an executive officer of the Company at the end of the last completed fiscal year (our “Named Executive Officers”), for services rendered in all capacities for the fiscal year ended August 26, 2015.

Awards granted during the beginning of fiscal 2015 relate to the earnings from the fiscal 2014 executive compensation plan.

Name and Principal Position	Fiscal Year	Salary	Bonus	Grant Date Fair Value of Stock Awards	Grant Date Fair Value of Options	Non-Equity Incentive Plan Compensation	Change in Nonqualified Deferred Compen- sation Earnings	All Other Compensation (1)	Total
Christopher J. Pappas	2015	$462,000	$100,000	$33,675	$225,285	$0	$0	$0	$820,960
President and Chief	2014	411,308	6,711	0	0	0	0	0	418,019
Executive Officer	2013	400,000	305,867	199,997	41,839	0	0	0	947,703

K. Scott Gray	2015	342,000	70,000	0	175,220	0	0	0	587,220
Senior Vice President and	2014	315,612	5,393	0	0	0	0	0	321,005
Chief Financial Officer	2013	300,701	163,858	199,997	41,839	0	0	0	706,395

Peter Tropoli	2015	362,608	80,000	33,675	200,253	0	0	0	676,536
Chief Operating	2014	336,466	6,327	0	0	0	0	0	342,793
Officer	2013	322,572	192,259	199,997	41,839	0	0	0	756,667

(1)	Perquisites and other personal benefits that did not exceed $10,000 in the aggregate for any Named Executive Officer have been excluded.

The following table summarizes grants of plan-based awards made to each of our Named Executive Officers during the Company’s last fiscal year.

Grants of Plan-Based Awards

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant date fair value of stock and Option awards ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J. Pappas	1/23/2015	162,000	323,000	485,000	25,056	50,111	100,223	7,500	122,951	4.49	258,960
K. Scott Gray	1/23/2015	86,000	171,000	257,000	19,488	38,976	77,951	—	95,628	4.49	175,220
Peter Tropoli	1/23/2015	100,000	199,000	299,000	22,235	44,469	88,938	7,500	109,290	4.49	233,928

(1)	Reflects estimated possible cash bonus awards payable to each Named Executive Officer. Please refer to “Non-Equity Incentive Compensation and Bonus” beginning on page 30.
(2)	Reflects estimated stock options granted under the Luby’s Incentive Stock Plan. Please refer to “Short-Term Equity Incentive Compensation” beginning on page 30.
(3)

Reflects estimated range of payouts of Common Stock, granted at the end of a three-year period based on pre-determined metrics under the Luby’s Incentive Stock Plan. Please refer to “Long-Term Equity Incentive Compensation” beginning on page 31. The amounts are awarded as a dollar value and will not be converted into a number of shares until the end of the three-year period, if they are earned. For the purpose of this table, the amounts have been converted to reflect a number of shares using the closing price of the Company’s Common Stock on the grant date, $4.49.

(4)	Reflects Restricted Stock Units awarded under the Luby’s Incentive Stock Plan.

The following table provides information regarding outstanding equity awards at fiscal year-end for each of our Named Executive Officers.

Outstanding Equity Awards at Fiscal Year End

	Option Awards (1)							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Christopher J. Pappas	63,000	(2)	N/A		N/A	5.27	12/8/2018	N/A		N/A	N/A	N/A
	50,000		N/A		N/A	3.44	11/19/2019	N/A		N/A	N/A	N/A
	17,551	(2)	N/A		N/A	5.39	11/18/2020	N/A		N/A	N/A	N/A
	8,595	(2)	2,865	(2),(3)	N/A	4.42	11/15/2021	N/A		N/A	N/A	N/A
	8,575	(2)	8,575	(2),(4)	N/A	5.95	11/15/2022	N/A		N/A	N/A	N/A
	N/A		122,951	(2),(5)	N/A	4.49	01/23/2025	N/A		N/A	N/A	N/A
	N/A		N/A		N/A	N/A	N/A	33,613	(6)	156,637	N/A	N/A
	N/A		N/A		N/A	N/A	N/A	7,500	(7)	34,950	N/A	N/A

K. Scott Gray	9,217		N/A		N/A	11.10	11/13/2017	N/A		N/A	N/A	N/A
	26,500		N/A		N/A	5.27	12/8/2018	N/A		N/A	N/A	N/A
	30,000		N/A		N/A	3.44	11/19/2019	N/A		N/A	N/A	N/A
	10,531		N/A		N/A	5.39	11/18/2020	N/A		N/A	N/A	N/A
	5,197		1,732	(3)	N/A	4.42	11/15/2021	N/A		N/A	N/A	N/A
	8,575		8,575	(4)	N/A	5.95	11/15/2022	N/A		N/A	N/A	N/A
	N/A		95,628	(5)	N/A	4.49	01/23/2025	N/A		N/A	N/A	N/A
	N/A		N/A		N/A	N/A	N/A	33,613	(6)	156,637	N/A	N/A

Peter Tropoli	14,055		N/A		N/A	11.10	11/13/2017	N/A		N/A	N/A	N/A
	26,500		N/A		N/A	5.27	12/8/2018	N/A		N/A	N/A	N/A
	30,000		N/A		N/A	3.44	11/19/2019	N/A		N/A	N/A	N/A
	2,104		N/A		N/A	5.34	4/20/2021	N/A		N/A	N/A	N/A
	10,531		N/A		N/A	5.39	11/18/2020	N/A		N/A	N/A	N/A
	5,197		1,732	(3)	N/A	4.42	11/15/2021	N/A		N/A	N/A	N/A
	8,575		8,575	(4)	N/A	5.95	11/15/2022	N/A		N/A	N/A	N/A
	N/A		109,290	(5)	N/A	4.49	01/23/2025	N/A		N/A	N/A	N/A
	N/A		N/A		N/A	N/A	N/A	33,613	(6)	156,637	N/A	N/A
	N/A		N/A		N/A	N/A	N/A	7,500	(7)	34,950	N/A	N/A

(1)

Except for the stock options granted to Mr. Pappas, which were granted pursuant to his employment agreements with the Company, the stock options were granted under the Company’s Incentive Stock Plan, as amended.

(2)	In October 2015, options were surrendered, renounced and cancelled by the participant.
(3)	This option vests in equal amounts on each of the first four anniversaries of the grant date, November 15, 2011.
(4)	This option vests in equal amounts on each of the first four anniversaries of the grant date, November 15, 2012.
(5)	This option vests 50% on the first anniversary of the grant date, January 23, 2015, 25% on each of the next two anniversaries.
(6)	This award of restricted stock units vests on the third anniversary date of the grant date, November 15, 2012.
(7)	This award of restricted stock units vests on the third anniversary date of the grant date, January 23, 2015.
(8)	Market value based on closing price of $4.66 on August 26, 2015.

The following table summarizes options exercised and stock awards that vested during the Company’s last fiscal year for each of the Named Executive Officers.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Christopher J. Pappas	—	—	5,730	$27,790.50
K. Scott Gray	—	—	3,465	16,805.25
Peter Tropoli	—	—	3,465	16,805.25

Potential Payments upon Termination or Change in Control

Trigger Events

The employment agreement between the Company and Christopher J. Pappas (“Executive”) will terminate upon the Executive’s death or upon the Executive’s disability, which is defined as his becoming incapacitated by accident, sickness or other circumstance that renders him physically or mentally unable to carry out the duties and services required of him under the employment agreement on a full-time basis for more than 120 days in any 180-day period. If a dispute arises between the Executive and the Company concerning the Executive’s physical or mental ability to continue or return to the performance of his duties as described above, the Executive is required to submit to an examination by a competent physician mutually agreeable to both parties or, if the parties are unable to agree, by a physician appointed by the president of the Harris County Medical Association, and that physician’s opinion will be final and binding.

The Company may terminate the Executive’s employment at any time for cause, which means that the Executive has (1) been convicted of a crime constituting a felony or a misdemeanor involving moral turpitude, (2) committed, or participated in, an illegal act or acts that were intended to defraud the Company, (3) willfully refused to fulfill his duties and President and Chief Executive Officer, (4) breached material provisions of the employment agreement, a Company policy, or the Company’s code of conduct, in each case after notice from the Board and an opportunity to correct the breach, (5) engaged in gross negligence or willful misconduct in the performance of his duties and obligations to the Company, or (6) willfully engaged in conduct known, or which should have been known, to be materially injurious to the Company. The Company also may terminate at any time an employment agreement for any other reason, in the sole discretion of the Board.

The Executive may terminate his employment for “good reason,” which means that any of the following circumstances have occurred without the Executive’s consent: (1) a material diminution in the nature, scope or duties of the Executive or assignment of duties inconsistent with those of President and Chief Executive Officer, or a change in the location of the Company’s principal business office in which his services are to be carried out, to a location outside Texas, (2) any breach of a material provision of the employment agreement by the Company after written notice from the Executive and if correctable, the failure to correct such breach within 30 days from the date such notice is given, (3) within two years after the Company’s sale of all or substantially all of its assets or the merger, share exchange or other reorganization of the Company into or with another corporation or entity, with respect to which the Company does not survive, or (4) certain reductions in the employee benefits and perquisites applicable to the Executive. Finally, the Executive may terminate his employment agreement for any other reason, in his sole discretion.

Termination due to Death or Disability. If the Executive’s employment is terminated due to his death or disability, all compensation and benefits to the Executive under his employment agreement (other than any equity-based compensation awards granted to the Executive by the Company, which are governed by the terms of the applicable award agreement), will terminate contemporaneously with the termination of employment and without further obligation to the Executive or his legal representatives under his employment agreement, other than the payment of his base salary for the period through the date of termination. Under the Executive’s existing incentive stock option agreements, upon the death of the Executive the stock option may be exercised within one year after his death, by the person or persons to whom his rights under the option have passed by will or the laws of descent and distribution, until the expiration of the option. If the Executive is terminated due to disability, the option may be exercised, to the extent the option was exercisable on the date of termination, until the earlier of the first anniversary of the date of termination or the expiration of the option.

Termination for Cause or other than for Good Reason. If the Executive terminates his employment without good reason, or if the Company terminates the Executive’s employment for cause, all compensation and benefits to the Executive under his employment agreement (other than any equity-based compensation awards granted to the Executive by the Company, which are governed by the terms of the applicable award agreement), will terminate immediately upon the termination of employment and without further obligation to the Executive or his legal representatives under his employment agreement, other than the payment of his base salary for the period through the date of termination. Under the Executive’s existing incentive stock option agreement, the Executive’s stock option may be exercised, to the extent the option was exercisable on the date of termination, until the earlier of the first anniversary of the date of termination or the expiration of the option.

Termination Without Cause or For Good Reason. If the Executive’s employment is terminated by the Company without cause or by the Executive for good reason, the Company will be obligated to pay to, or make available to, the Executive his monthly base salary and benefits in effect on the date of termination for the remainder of the term of the employment agreement, which expires on August 31, 2016. If, however, the Executive violates the confidentiality or noncompetition provisions in his employment agreement, then the Executive will forfeit his rights to receive any further payments under the employment agreement. Under the Executive’s existing incentive stock option agreement, the Executive’s stock option may be exercised, to the extent the option was exercisable on the date of termination, until the earlier of the first anniversary of the date of termination or the expiration of the option.

Non-renewal of Agreement. If the Executive’s employment is terminated because the employment agreement is not renewed, then all compensation for periods subsequent to termination and all benefits to the Executive under the employment agreement will terminate immediately upon termination of employment. Under the Executive’s existing incentive stock option agreement, the Executive’s stock option may be exercised, to the extent the option was exercisable on the date of termination, until the earlier of the first anniversary of the date of termination or the expiration of the option.

Estimated Payments to Chief Executive Officer

The following table summarizes estimated benefits that would have been payable to the Executive if his employment had been terminated on August 26, 2015:

Christopher J. Pappas

	Base Salary	Value of Accelerated Equity Awards (1)(2)
Without Cause or For Good Reason	$469,108	$276,239
For Cause or other than for Good Reason	—	276,239
Death	—	276,239
Disability	—	276,239
Non-renewal of Agreement	—	276,239

(1)

The value of accelerated equity awards is based on the closing price of $4.66 per common share at August 26, 2015. Only options with an option exercise price of less than $4.66 were considered. At August 26, 2015, there were 58,595 exercisable option shares and 125,816 unvested option shares at an exercise prices from $3.44 to $4.49. Options granted prior to fiscal 2015 generally vest 25% on the anniversary date of each grant. Options granted in fiscal 2015 vest 50% on the first anniversary date of the grant date, 25% on the second anniversary of the grant date and the remaining 25% vest on the third anniversary of the grant date. In addition, 41,113 restricted stock units which vest 100% after three years were included in the value of accelerated equity awards.

(2)	In October 2015, certain options were surrendered, renounced and cancelled by the participant.

Equity Compensation Plan Information

The following table provides information with respect to securities authorized under our equity compensation plans as of August 26, 2015:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	594,549	$4.94	789,952
Equity compensation plans not approved by shareholders	29,627	—	—
Total	624,176	$4.71	789,952

FINANCE AND AUDIT COMMITTEE REPORT

In fulfilling its oversight responsibilities, the Finance and Audit Committee reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements included in the Annual Report on Form 10-K for the year ended August 26, 2015 and their judgment about the quality and appropriateness of accounting principles and financial statement presentations, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements, and major issues as to the adequacy of the Company’s internal controls. In addition, the Finance and Audit Committee discussed any matter required to be communicated under generally accepted auditing standards. The Finance and Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent registered public accounting firm’s communications with the Finance and Audit Committee concerning independence and has discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, professional standards, Vol. I, AV section 380), as adopted by the PCAOB in Rule 3200T. The Finance and Audit Committee also has discussed with the independent registered public accounting firm the firm’s independence from the Company and management. The Finance and Audit Committee also considered the compatibility of nonaudit services with the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Finance and Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended August 26, 2015, for filing with the Securities and Exchange Commission. The Finance and Audit Committee appointed Grant Thornton LLP as the independent registered public accounting firm for the Company for the 2016 fiscal year.

Finance and Audit Committee

Joe C. McKinney (Chair)

J.S.B. Jenkins (Vice-Chair)

Arthur Rojas Emerson

Gasper Mir, III

 SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Proposals of shareholders for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2017 annual meeting of shareholders submitted pursuant to Rule 14a-8 under the Exchange Act must be received in writing by the Company at its corporate office no later than August 17, 2016. Notice of a shareholder proposal submitted outside the processes of Rule 14a-8 with respect to the Company’s 2017 annual meeting of shareholders will be considered untimely if received by the Company after October 31, 2016.

The Company’s Bylaws provide that any shareholder of record may nominate a candidate for election as a director of the Company or bring any other business before an annual meeting of shareholders, so long as the shareholder gives timely notice thereof. To be timely, such notice must be delivered in writing to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of shareholders and must include (1) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information with respect to each nominee as would be required to be disclosed in a proxy solicitation relating to an election of directors pursuant to Regulation 14A under the Exchange Act; (2) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend the Company’s Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest in such business of such shareholder; and (3) as to the shareholder giving the notice, (a) the name and address of such shareholder, as they appear on the Company’s books, (b) the class and number of shares of the Company which are owned beneficially and of record by such shareholder, and any derivative positions owned beneficially by such shareholder, and (c) all such other information required to be submitted by the shareholder in accordance with the Bylaws.

REIMBURSEMENT OF CERTAIN EXPENSES

The Company requests persons such as brokers, nominees, and fiduciaries holding stock in their names for the benefit of others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company will reimburse such persons for their reasonable expenses.

HOUSEHOLDING OF PROXY MATERIALS

Under SEC rules, companies and intermediaries (such as brokers) may satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This practice, known as “householding,” is intended to improve the convenience of shareholders and to reduce the Company’s printing and postage costs.

A number of brokers with accountholders who are shareholders of the Company will be householding the Company’s proxy materials and accordingly, a single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or call the Company at (713) 329-6808 or write the Company at Luby’s, Inc., Investor Relations, 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.

Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

PROXY SOLICITATION

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or by meetings with, shareholders or their representatives by directors, officers, and other employees of the Company who will receive no additional compensation therefore. We have also retained Georgeson to assist us in soliciting proxies for a fee of $8,500 plus reasonable out-of-pocket expenses. The Company also requests brokers, nominees, and fiduciaries holding stock in their names for the benefit of others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company will reimburse such persons for their reasonable expenses.

The Company will provide without charge on the written request of any person solicited hereby a copy of the Company’s Annual Report on Form 10-K for the year ended August 26, 2015, current Finance and Audit Committee Charter, current Nominating and Corporate Governance Committee Charter, current Policy Guide on Standards of Conduct and Ethics, and Senior Officers’ Code. Written requests should be mailed to Luby’s, Inc., Investor Relations, 13111 Northwest Freeway, Suite 600, Houston, Texas 77040.

By Order of the Board of Directors,

/s/ ROY CAMBERG
General Counsel and Secretary

Dated: December 15, 2015

ANNEX A

LUBY’S INCENTIVE STOCK PLAN
Amended and Restated Effective December 5, 2015

1.     Objectives. The Luby’s Incentive Stock Plan (the “Plan”) is designed to benefit the shareholders of the Company by encouraging and rewarding high levels of performance by employees of and consultants to the Company and its Affiliates who are key to the success of the Company by increasing the proprietary interest of such individuals in the Company’s growth and success. To accomplish these objectives, the Plan authorizes incentive Awards through grants of stock options, restricted stock, phantom stock and performance awards to those employees of and consultants to the Company and its Affiliates whose judgment, initiative, and efforts are responsible for the success of the Company.

2.     Definitions.

“Affiliate” means any entity in which the Company owns a significant equity interest, as determined by the Committee; provided, however, that with respect to Incentive Stock Options, the term “Affiliate” means only a “parent corporation” of the Company or a “subsidiary corporation” of the Company or of any such parent corporation (as such terms are defined in Sections 424(e) and (f) of the Code and determined in accordance with Section 421 of the Code); and provided further, that with respect to grants of Non-Qualified Options, the term “Affiliate” means only a corporation or other entity in a chain of corporations and/or other entities in which the Company has a “controlling interest” within the meaning of Treasury Regulation § 1.414(c)-2(b)(2)(i), but using the threshold of 50% ownership wherever 80% appears.

“Award” means any award hereunder of Options, Restricted Shares, Phantom Shares or Other Share-Based Awards, any of which may be granted in the form of a Performance Award.

“Award Agreement” means an agreement entered into between the Company and a Participant, setting forth the terms and conditions (other than those contained in the Plan) applicable to the Award granted to the Participant.

“Board” means the Board of Directors of the Company.

“Business Criteria” means the following quantifiable standards of performance when used to establish and express a Performance Goal with respect to an Award: (a) earnings (either in the aggregate or on a per share basis, reflecting dilution of shares as the Committee deems appropriate and, if the Committee so determines, net of or including dividends) before or after interest and taxes (sometimes called EBIT), before or after interest, taxes and rent (sometimes called EBITR), or before or after interest, taxes, depreciation, and amortization (sometimes called EBITDA); (b) gross or net revenue or changes in annual revenues; (c) cash flow(s) (including either operating or net cash flows); (d) financial return ratios; (e) total shareholder return, shareholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price, or share price appreciation; (f) earnings growth or growth in earnings per share; (g) total business return, or return measures, including return or net return on assets, net assets, equity, capital, investment, or gross sales; (h) adjusted pre-tax margin; (i) pre-tax profits; (j) operating margins; (k) operating profits; (l) operating or capital expenses; (m) dividends; (n) net income or net operating income; (o) growth in operating earnings; (p) value of assets; (q) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (r) aggregate product price and other product measures; (s) expense or cost levels, in each case, where applicable, determined either on a company-wide basis or in respect of any one or more specified divisions; (t) reduction of losses, loss ratios or expense ratios; (u) reduction in fixed costs; (v) operating cost management; (w) cost of capital; (x) debt reduction; (y) productivity improvements; (z) inventory turnover; (aa) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures; (bb) customer satisfaction based on specified objective goals or a Company-sponsored customer survey; (cc) diversity goals; (dd) turnover; (ee) specified objective social goals; (ff) safety record; (gg) retention of high-potential team members; (hh) flow through of cash, sales, earnings, profits or other financial measures; (ii) growth in franchised locations; (jj) culinary product pipeline goals; (kk) brand positioning goals; (ll) development pipeline goals; or (mm) same store sales; and any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee.

“Cause” means, unless otherwise provided in the applicable Award Agreement: (i) the conviction of the Participant for a crime involving fraud and/or moral turpitude or for a felony; (ii) dishonesty, willful misconduct or material neglect, which neglect causes material harm to the Company, of the Participant with respect to the Company or any of its Affiliates; (iii) any intentional act on the part of the Participant that causes material damage to the Company and/or its Affiliates’ reputation; (iv) appropriation (or an overt act attempting appropriation) of a material business opportunity of the Company or its Affiliates by the Participant; (v) misappropriation (or an overt act attempting misappropriation) of any funds of the Company or its Affiliates by the Participant; (vi) the failure of the Participant to follow the reasonable and lawful written instructions or policy of the Company with respect to the services to be rendered and the manner of rendering such services by the Participant, provided the Participant has been given reasonable written notice thereof and opportunity to cure and no cure has been effected within a reasonable time after such notice; or (vii) the failure of the Participant to perform or observe any of the material terms or conditions of the Participant’s service other than by reason of illness, injury or incapacity, provided Participant has been given reasonable written notice thereof and opportunity to cure and no cure has been effected within a reasonable time after such notice.

“Change of Control” means, unless otherwise provided in the Award Agreement, the occurrence of any of the events described in subsections (i) through (iv) below:

(i)      The Rights Agreement, dated as of January 27, 2011, between the Company and American Stock Transfer & Trust Company, LLC, as amended by the First Amendment to Rights Agreement, effective as of December 3, 2013 (the “Rights Agreement”) shall have been determined to be invalid or is otherwise abrogated by a court of competent jurisdiction in a final and non-appealable judgment rendered in connection with a contest for control of the Company and a substitute defense mechanism having the effectiveness of the Rights Agreement is not promptly adopted or, if adopted, is determined to be invalid or is otherwise abrogated, and either (y) the Company has received a report on Schedule 13D, or an amendment to such a report, filed with the SEC pursuant to Section 13(d) of the Exchange Act disclosing that any Person or 13d Group, individually or together with their Affiliates and Associates and any 13d Group of which they are a part, beneficially owns, directly or indirectly, 20% or more (40% or more in the case of Christopher J. Pappas or Harris J. Pappas, individually or together with their Affiliates and Associates and any 13d Group of which they are a part) of the combined voting power of the outstanding Common Stock, or (z) the Board of Directors has actual knowledge of facts on the basis of which any Person or 13d Group, individually or together with their Affiliates and Associates and any 13d Group of which they are a part, is required to file such a report on Schedule 13D, or to make an amendment to such a report, with the SEC (or would be required to file such a report or amendment upon the lapse of the applicable period of time specified in Section 13(d) of the Securities Act) disclosing that such Person or 13d Group, individually or together with their Affiliates and Associates and any 13d Group of which they are a part, Beneficially Owns, directly or indirectly, 20% or more (40% or more in the case of Christopher J. Pappas or Harris J. Pappas, individually or together with their Affiliates and Associates and any 13d Group of which they are a part) of the combined voting power of the outstanding Common Stock.

(ii)     Either (y) the purchase by any person, other than the Company or a wholly-owned subsidiary of the Company, individually or together with their Affiliates and Associates and any 13d Group of which they are a part, of shares of Common Stock pursuant to a tender or exchange offer to acquire any Common Stock (or securities convertible into Common Stock) for cash, securities or any other consideration or (z) any Person, other than the Company or a wholly-owned subsidiary of the Company or any of their Affiliates, Associates or members of any 13d Group of which they are a part, individually or together, shall make any such offer to acquire any Common Stock pursuant to a tender or exchange offer for cash, securities or any other consideration and either (1) the Company shall have recommended that stockholders accept such offer or (2) within 10 Business Days, the Company shall have made no recommendation that stockholders reject such offer or (3) the Company shall have recommended that stockholders reject such offer and the Rights Agreement shall have been determined to be invalid or is otherwise abrogated by a court of competent jurisdiction in a final and non-appealable judgment rendered in connection with a contest for control of the Company and a substitute defense mechanism having the effectiveness of the Rights Agreement is not promptly adopted or, if adopted, is determined to be invalid or is otherwise abrogated, provided that, after consummation of any such offer, such person beneficially owns, or would beneficially own, directly or indirectly, 20% or more (40% or more in the case of Christopher J. Pappas or Harris J. Pappas, individually or together with their Affiliates and Associates and any 13d Group of which they are a part) of the combined voting power of the outstanding Common Stock (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire stock).

(iii)    The Company shall, after approval by the Board or an authorized committee thereof, enter into any agreement contemplating a transaction described below, individually or together with their Affiliates and Associates and any 13d Group of which they are a part: (v) a transaction pursuant to which the Company agrees to issue or sell, regardless of the consideration therefore, a number of its shares of Common Stock that would result in any person acquiring beneficial ownership, directly or indirectly, of 20% or more (40% or more in the case of Christopher J. Pappas or Harris J. Pappas) of the combined voting power of the outstanding Common Stock, calculated as in clause (ii) above; (w) any consolidation, merger or similar transaction involving the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a consolidation, merger or similar transaction involving the Company in which holders of its Common Stock immediately prior to the consolidation or merger or similar transaction own at least a majority of the combined voting power of the outstanding capital stock of the surviving corporation immediately after the consolidation, merger or similar transaction (or at least a majority of the combined voting power of the outstanding capital stock of a corporation which owns directly or indirectly all of the voting stock of the surviving corporation); (x) any consolidation, merger or similar transaction involving the Company in which the Company is the continuing or surviving corporation but in which the stockholders of the Company immediately prior to the consolidation, merger or similar transaction do not hold at least a majority of the combined voting power of the outstanding Common Stock of the continuing or surviving corporation (except where such holders of Common Stock hold at least a majority of the combined voting power of the outstanding capital stock of the corporation which owns directly or indirectly all of the voting stock of the Company); (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company (except such a transfer to a corporation which is wholly owned, directly or indirectly, by the Company), or any complete liquidation of the Company; or (z) any consolidation, merger or similar transaction involving the Company where, after the consolidation, merger or similar transaction, one Person owns 100% of the shares of Common Stock (except where the holders of the Company's voting stock immediately prior to such consolidation, merger or similar transaction own at least a majority of the combined voting power of the outstanding capital stock of such Person immediately after such consolidation,  merger or similar transaction).

(iv)    A change in the majority of the members of the Board within a 24-month period unless the election or nomination for election by the shareholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the 24-month period.

Notwithstanding the foregoing, in any circumstance or transaction in which compensation payable pursuant to this Plan or an Award Agreement would be subject to the income tax under the Section 409A Rules if the foregoing definition of “Change of Control” were to apply, but would not be so subject if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), then “Change of Control” means, but only to the extent necessary to prevent such compensation from becoming subject to the income tax under the Section 409A Rules, a transaction or circumstance that satisfies the requirements of both (1) a Change of Control under the applicable clause (i) through (iv) above, and (2) a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and administrative guidance promulgated thereunder

“Committee” means the Executive Compensation Committee of the Board or other committee designated by the Board to administer the Plan. The Committee shall be constituted to comply with Rule 16b-3 promulgated under the Exchange Act or any successor rule.

“Common Stock” means the common stock of the Company (par value $.32 per share) and shall include both treasury shares and authorized but unissued shares.

“Company” means Luby’s, Inc., a Delaware corporation.

“Consultant” means any individual, other than a Director or an Employee, who renders consulting services to the Company or to an Affiliate for compensation.

“Director” means a member of the Board who is not also an Employee.

“Disability” means (i) the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) the receipt of income replacements by the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, for a period of not less than three (3) months under the Company’s accident and health plan; provided, however, for purposes of determining accelerated vesting of Restricted Shares and the exercise period of an Incentive Stock Option, the term “Disability” shall have the meaning ascribed to it under Section 22(e)(3) of the Code, with such Disability under Section 22(e)(3) of the Code being certified prior to termination of the Participant’s employment by (i) the Social Security Administration, (ii) such other body having the relevant decision-making power applicable to the Company (such as an insurance carrier), or (iii) an independent medical advisor appointed by the Company in its sole discretion, as applicable.

“Dividend Equivalent Right” means a right, granted to a Participant in tandem with a Phantom Share, to receive cash, Shares, other Awards or other property equal in value to dividends and other distributions paid by the Company with respect to a Share.

“EBIT” means earnings before interest and taxes.

“EBITDA” means earnings before interest, taxes, depreciation and amortization expenses.

“Effective Date” means December 5, 2015.

“Eligible Person” means an Employee or Consultant.

“Employee” means any employee of the Company or of an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the purchase price of Shares (or, of each Share, as the context requires) under an Option, as specified in the applicable Award Agreement. The Exercise Price under an Option shall be not less than the Fair Market Value per Share on the Grant Date (or not less than 110 percent (110%) of such Fair Market Value per Share, if so required with respect to an Incentive Stock Option under Section 5(a)(iii)).

“Fair Market Value” means, as of any specified date, (i) if Shares are listed on a national securities exchange, the closing sales price of a Share, as reported on the stock exchange composite tape on that date (or if no sales occur on that date, on the last preceding date on which such sales of Shares are so reported); (ii) if Shares are not traded on a national securities exchange but are traded over the counter at the time a determination of their fair market value is required to be made under the Plan, the average between the reported high and low bid and ask prices of a Share on the most recent date on which Shares were publicly traded; or (iii) in the event Shares are not publicly traded at the time a determination of their value is required to be made under the Plan, the Committee shall, in good faith, determine the fair market value of such Shares using a reasonable application of any reasonable valuation method selected by the Committee, taking into account all factors the Committee deems appropriate, and (iv) in the case of any property other than a Share, the value determined in accordance with the foregoing.

“Good Reason” means, unless otherwise provided in the Award Agreement, the occurrence of one or more of the following, without the Participant’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within thirty (30) days of the initial existence of such circumstance): (i) any material, adverse change in the Participant’s duties, responsibilities, authority, title, status or reporting structure; (ii) a material reduction in the Participant’s base compensation; or (iii) a geographical relocation of the Participant’s principal office location by more than fifty (50) miles; provided that “Good Reason” shall not exist unless the Participant terminates service with the Company and its Affiliates within 30 days following the Company’s failure to remedy the circumstance alleged to constitute Good Reason.

“Grant Date” means, with respect to a given Award, the later of (i) the date when the Company completes the corporate action necessary to effect the grant of the rights constituting the Award, or (ii) the effective date of the Award as set forth in the applicable Award Agreement.

“Incentive Stock Option” means any Option that satisfies the requirements of Section 422 of the Code and is granted pursuant to Section 5(a)(iii).

“Non-Qualified Option” means an Option that does not satisfy the requirements of Section 422 of the Code and is granted pursuant to Section 5(a)(ii).

“Option” means an Award granted pursuant to Section 5(a) that, subject to vesting, as applicable, and the Participant’s timely exercise, will entitle the Participant to purchase a Share for a purchase price equal to the Exercise Price, and refers to either an Incentive Stock Option or a Non-Qualified Option, or both, as applicable.

“Other Share-Based Award” means an award granted pursuant to Section 5(d), the value of which is based in whole or in part upon the value of a Share.

“Participant” means an Eligible Person who has been granted and holds an outstanding Award pursuant to the Plan.

“Performance Award” means any Option, Restricted Share, Phantom Share or Other Share-Based Award that is subject to a Performance Goal.

“Performance Goal” means a vesting requirement established and determined in accordance with Section 5(e) where the occurrence or attainment of the specified conditions for vesting are expressed and are to be measured in terms of one or more Business Criteria, all as provided in the applicable Award Agreement.

“Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Phantom Share” means an Award granted pursuant to Section 5(c) that is denominated in Shares and that, subject to vesting, will entitle the Participant to receive from the Company one Share, or to be paid a sum of cash equal to the Fair Market Value on, unless provided otherwise in the Award Agreement, the vesting date of the Phantom Share.

“Plan” has the meaning set forth in the Preamble.

“Restricted Share” means a Share granted and transferred pursuant to an Award under Section 5(c) that is not vested and is subject to forfeiture (including, without limitation, limitations that qualify as a “substantial risk of forfeiture” within the meaning given to that term under Section 83 of the Code).

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Section 409A Rules” means Section 409A of the Code and the regulations and administrative guidance promulgated thereunder.

“Share” means a share of Common Stock.

“Term,” when used with respect to an Option, means the period of time beginning on the Grant Date and ending on the latest date such Option, assuming its timely vesting absent acceleration thereof, could be exercised in any circumstance.

“Termination,” when used with respect to a Participant, means, unless otherwise required by Section 13, that the relationship between the Participant and the Company and its Affiliates as an Employee and/or Consultant has, in the judgment of the Committee, ended.

3.     Eligibility. All Eligible Persons are eligible to receive Awards under the Plan. Directors are not eligible to receive Awards under the Plan.

4.     Shares Available for Awards.

(a)     Shares Available. Subject to the adjustment provisions of Section 11, the number of Shares that may be issued for Awards granted under the Plan is equal to the sum of (i) 1,500,000 Shares and (ii) all Shares that were authorized to be awarded under the 2005 amendment and restatement of the Plan but that remain available to awarded, of which there are 338,038. All authorized Shares may be used for any of the types of Awards described in the Plan. No Participant may receive, under the Plan, Options for more than 200,000 Shares in any one fiscal year, except that Options may be granted to a newly hired Employee for not more than 400,000 Shares in the first fiscal year of employment. Shares related to Awards which (i) are forfeited, (ii) expire unexercised, (iii) are settled in such manner that all or some of the Shares covered by an Award are not issued to a Participant (for the avoidance of doubt, the grant of Restricted Shares is not a delivery of Shares for this purpose unless and until such Restricted Shares vest and any restrictions placed upon them under the Plan lapse), (iv) are exchanged for Awards that do not involve Common Stock, or (v) are tendered by a Participant upon exercise of an Option in payment of all or a portion of the Exercise Price shall be added back to the pool and shall immediately become available for Awards.

(b)     Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares previously issued and reacquired by the Company by purchase on the open market or otherwise.

5.     Awards. The Committee shall select the Eligible Persons who are to receive Awards and shall determine the type or types of Award(s) to be made to each Participant and shall set forth in the related Award Agreement the terms, conditions, performance requirements, and limitations applicable to each Award (other than those contained in the Plan). Awards may be granted singly, in combination, or in tandem.

(a)     Options. Subject to the provisions of the Plan, the Committee shall have the authority to determine the Eligible Persons, if any, to whom Options shall be granted and the terms and conditions of such Options, including the following:

(i)     Provisions Applicable to All Options.

a)     Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall state the Grant Date, the number of Shares to which the Option pertains, whether such Options are intended to be Non-Qualified Options or Incentive Stock Options, the vesting requirements, the time when such Option shall first be exercisable (if other than the vesting date), the Term, the conditions and circumstances, if any, under which the Option shall be forfeited or expire prior to the end of its Term, the Exercise Price, the terms and conditions to the exercise of such Option, the terms and conditions regarding the effect on the Award of the Participant’s Termination and such other terms and conditions not inconsistent with this Section 5(a) and the Plan as the Committee shall determine. Unless otherwise provided in the Award Agreement relating to an Option, all Shares purchased by the exercise of an Option shall be fully vested from the time of their acquisition by exercise of the Option.

b)     Exercise. Options granted under the Plan shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares being purchased and, unless other arrangements have been made with the Committee, all required withholding taxes. The Committee shall determine the method or methods by which, and the form or forms in which, payment of the Exercise Price with respect thereto may be made or deemed to have been made (which may include, without limitation, cash, check acceptable to the Company, outstanding Awards, the Participant’s delivery of vested Shares already owned or the Company’s withholding Shares otherwise deliverable pursuant to the exercise of the Option (in either such case having an aggregate Fair Market Value as of the exercise date not greater than the full Exercise Price for the Shares with respect to which the Option is being exercised and by paying any remaining amount of the Exercise Price as otherwise allowed by the Committee (but, with respect to an Incentive Stock Option, such withholding shall be permitted only if such withholding would not result in the Option being treated as other than an Incentive Stock Option)), a “cashless-broker” exercise through procedures approved by the Company, other securities or other property, loans, notes approved by the Committee, or any combination thereof approved by the Committee, having a Fair Market Value on the exercise date equal to the relevant Exercise Price). If the Committee so requires, the Participant shall also deliver a written representation that all Shares being purchased are being acquired for investment and not with a view to, or for resale in connection with, any distribution of such Shares. The exercise shall be effective only upon the satisfaction of the foregoing requirements, as applicable.

c)     Listing and Registration of Shares. Each Option shall be subject to the requirement that if at any time the Board or the Committee determines, in its discretion, that the listing, registration or qualification of the Shares subject to such Option under any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of such shares thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained and the same shall have been free of any conditions not acceptable to the Board.

d)     Repricing. The Board or the Committee may, subject to shareholder approval and compliance with applicable securities laws, grant to Participants holding Options, in exchange for the surrender and cancellation of such Options, new Options having Exercise Prices lower (but not lower than the Fair Market Value per Share on the Grant Date of the new Option) or, with the consent of the Participant, higher than the Exercise Price provided in the Options so surrendered and canceled and containing such other terms and conditions as the Board or the Committee may deem appropriate, provided that no changes to the Exercise Price, terms or conditions shall be made, and the new Option shall not be awarded, if the affected Options would become subject to the income tax under the Section 409A Rules. An adjustment to the Exercise Price pursuant to Section 11 shall not require the Participant’s consent.

(ii)     Non-Qualified Options.

a)     Eligibility. The Committee may grant Non-Qualified Options to any Eligible Person.

b)     Exercise Price. The Exercise Price to be paid for each Share deliverable upon exercise of each Non-Qualified Option granted under this Section 5(a)(ii) shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date of such Non-Qualified Option.

c)     Term. Unless otherwise provided in the Award Agreement, the Term of all Non-Qualified Options shall be ten (10) years.

(iii)     Incentive Stock Options.

a)     Compliance with Section 422 of the Code. All Options that are intended to be Incentive Stock Options described in Section 422 of the Code shall be designated as such in the Award Agreement for such Option, shall be granted on or before the tenth (10th) anniversary of the Effective Date, shall, subject to Section 5(a)(iii)(e), have a Term of not more than ten (10) years, and shall, in all respects, be issued in compliance with Section 422 of the Code.

b)     Eligibility. The Committee may grant Incentive Stock Options to Employees only.

c)     Exercise Price. Subject to Section 5(a)(iii)(e), the Exercise Price to be paid for each Share deliverable upon exercise of each Incentive Stock Option granted under this Section 5(a)(iii) shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date of such Incentive Stock Option.

d)     Dollar Limitation. The aggregate Fair Market Value of Shares issued pursuant to one or more Options granted to any Employee (determined as of the date the Option is, or the respective dates the Options are, granted under the Plan) that become exercisable for the first time as Incentive Stock Options during any one calendar year shall not exceed $100,000. To the extent the Employee holds two or more such Options (whether under this Plan or any other plan of the Company or any Affiliate) which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such Options as Incentive Stock Options shall be determined in accordance with Section 422 of the Code.

e)     10% Stockholder. If any Employee to whom an Incentive Stock Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate, then the Exercise Price per Share under such Incentive Stock Option shall not be less than 110 percent (110%) of the Fair Market Value per Share on the Grant Date, and the Term shall not be longer five (5) years. For purposes of the immediately preceding sentence, the attribution rules under Section 424(d) of the Code shall apply for purposes of determining an Employee’s ownership.

f)     Incentive Stock Options Not Transferable. No Incentive Stock Option granted hereunder (a) shall be transferable, other than by will or by the laws of descent and distribution, and (b) except as provided in the Award Agreement and permitted under Section 422 of the Code, shall be exercisable during the Participant’s lifetime by any person other than the Participant (or his guardian).

g)     Limitations on Exercise. No Incentive Stock Option shall be exercisable more than three (3) months after the Participant’s Termination as an Employee for any reason other than death or Disability, or more than one (1) year after the Participant’s termination as an Employee due to the Participant’s death or Disability.

(b)     Restricted Shares. Subject to the provisions of the Plan, the Committee shall have the authority to determine the Eligible Persons, if any, to whom Restricted Shares shall be granted and the terms and conditions of such Restricted Shares, including the following:

(i)     Award Agreement. Each Restricted Share grant shall be evidenced by an Award Agreement that shall state the number of Restricted Shares granted to the Eligible Person, the vesting requirements and forfeiture provisions (including, without limitation, limitations that qualify as a “substantial risk of forfeiture” within the meaning given to that term under Section 83 of the Code) under which if not achieved, the Restricted Shares will be forfeited to the Company, the terms and conditions regarding the effect on the Award of the Participant’s Termination and the other terms and conditions of such Awards. Unless subject to the achievement of performance requirements other than continuous service or a special determination is made by the Committee as to a shorter vesting period, the vesting period with respect to Restricted Shares shall not be less than three (3) years.

(ii)     Registration. Restricted Shares may be evidenced in such manner as the Committee shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Shares granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares.

(iii)     Forfeiture and Vesting. Except as otherwise determined by the Committee or set forth in the applicable Award Agreement, Termination of a Participant for any reason prior to vesting shall result in the forfeiture and the reacquisition by the Company of all Restricted Shares. Restricted Shares that vest shall become unrestricted Shares to be evidenced in such manner as the Committee shall deem appropriate.

(iv)     Voting. Unless otherwise set forth in the Award Agreement, all voting rights appurtenant to the Restricted Shares shall be exercisable by the Participant.

(v)     Dividends. Unless otherwise set forth in the Award Agreement, (i) dividends and other distributions with respect to Restricted Shares payable in cash or other property (other than Shares), shall be subject to the same vesting requirements and forfeiture conditions as the associated Restricted Shares and, subject to the vesting of such Restricted Shares, shall be paid or delivered, as applicable, without interest within ten (10) days of the vesting date, and (ii) dividends and other distributions with respect to Restricted Shares payable in Shares and Shares resulting from stock splits of Restricted Shares, shall constitute additional Restricted Shares subject to the terms and conditions of the Award Agreement applicable to the underlying Restricted Shares.

(c)     Phantom Shares. Subject to the provisions of the Plan, the Committee shall have the authority to determine the Eligible Persons, if any, to whom Phantom Shares shall be granted and the terms and conditions of such Phantom Shares, including the following:

(i)     Award Agreement. Each Phantom Share grant shall be evidenced by an Award Agreement that shall state the number of Phantom Shares to which the Award pertains, the vesting requirements, the conditions and circumstances, if any, under which the Phantom Shares shall be forfeited, the method of settlement of vested Phantom Shares, method by or forms in which Shares, if any, will be delivered or deemed delivered to Participants (if or to the extent Settlement is to be in Shares), the terms and conditions regarding the effect on the Award of the Participant’s Termination and any other terms and conditions not inconsistent with this Section 5(c) and the Plan as the Committee shall determine. An Award of Phantom Shares shall not constitute a transfer of property within the meaning of Section 83 of the Code, but instead shall constitute a conditional, unfunded, unsecured promise to pay cash or to deliver Shares, subject to the vesting of the Award.

(ii)     Payment. Unless otherwise provided in the Award Agreement, the settlement of a vested Phantom Share shall be made (i) in a single payment of cash equal to the Fair Market Value on the vesting date of one Share or (ii) by delivery or transfer of a Share on the settlement date, which shall be no later than ten (10) days after the vesting date.

(iii)     Dividend Equivalent Rights. Subject to the provisions of the Plan, the Committee is authorized to grant Dividend Equivalent Rights to a Participant in tandem with a grant of Phantom Shares, entitling the Participant to receive cash, Shares, other Awards, or other property equal in value to dividends or other distributions paid with respect to a number of Shares equal to the number of Phantom Shares granted. The Committee may provide that Dividend Equivalent Rights shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify. Unless otherwise set forth in the Award Agreement, amounts payable with respect to Dividend Equivalent Rights shall be subject to the same vesting requirements and forfeiture conditions as the associated Phantom Shares and, subject to the vesting of such Phantom Shares, shall be paid without interest within ten (10) days of the vesting date.

(d)     Other Share-Based Awards. Subject to the provisions of the Plan, the Committee may grant to Participants an Other Share-Based Award, which shall be an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares as is deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, including vesting requirements, if any, applicable to such Award, the Committee shall determine the terms and conditions of any such Other Share-Based Award, which shall be evidenced by an Award Agreement.

(e)     Performance Awards. Subject to the provisions of the Plan, the Committee may grant to Participants any Option, Restricted Share, Phantom Share or Other Share-Based Award and make the vesting of such Award conditioned, in whole or in part, upon achievement of one or more Performance Goals specified by the Committee.

(i)     Award Agreement. Award Agreements for Awards that are intended and designated by the Committee to be Performance Awards shall specify the Performance Goal(s), and shall, along with the Award, be subject to and comply with this Section 5(e).

(ii)     Performance Goals. Performance Goals shall be established by the Committee for each Performance Period and set forth in each Award Agreement. Each Performance Goal shall consist of and incorporate (i) one or more designated Business Criteria, (ii) the quantitatively determinable level(s), standard(s), degree(s) or range(s) of achievement to be applied to each such Business Criterion, and (iii) the amount of compensation (which shall be objectively determinable under one or more formulas or pre-determined standards) that shall vest under the Performance Goal for the achievement of each specified Business Criterion at the prescribed level(s), standard(s), degree(s) or range(s). Performance Awards shall vest and shall be paid only if and to the extent vested under the Performance Goals. Performance Goals may be based on any one or more Business Criteria, on an absolute or relative basis or as compared to the performance of a published index deemed by the Committee to be applicable to the Company or a group of comparable companies. Performance Goals may differ among Awards granted to any one Participant or for Awards granted to different Participants.

(iii)     Limit. No Participant may receive under the Plan a Performance Award for any fiscal year with respect to more than 200,000 Shares.

6.     Limits on Transfer of Awards.

(a)     Except as provided in (c) below, each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will, the laws of descent and distribution or domestic relations order entered or approved by a court of competent jurisdiction.

(b)     Except as provided in (c) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will, by the laws of descent and distribution (or, in the case of Restricted Shares, to the Company) or by domestic relations order entered or approved by a court of competent jurisdiction, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(c)     Notwithstanding anything in the Plan to the contrary, to the extent specifically provided by the Committee with respect to a grant, a Non-Qualified Option may be transferred to immediate family members or related family trusts, or similar entities on such terms and conditions as the Committee may establish.

7.     Administration.

(a)     The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case the Board shall have the rights and powers otherwise assigned to the Committee hereunder and references herein to the “Committee” shall mean the “Board.” A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee.

(b)     Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) determine Persons who are Eligible Persons; (ii) designate Eligible Persons to whom Awards shall be made; (iii) determine the type or types of Awards to be granted to an Eligible Person; (iv) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (v) determine the terms and conditions of any Award; (vi) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vii) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) take any action or exercise any power or right reserved, explicitly or implicitly, to the Committee under the Plan or any Award Agreement; (x) determine the Fair Market Value of a Share or other property at any time; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including but not limited to the Company, its Affiliates and any Participant. The Committee may delegate to the Chief Executive Officer of the Company its administrative functions and authority to grant Awards under the Plan pursuant to such conditions and limitations as the Committee may establish, except that only the Committee may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act.

(c)     In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by applicable laws, the Directors and the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually and necessarily incurred in connection with the defense of any claim, action, suit or proceeding or in connection with any appeal therein, to which they or any of them may be party by reason of any action taken, or failure to act, under or in connection with the Plan or any Award granted thereunder, and against all amounts paid by them in settlement thereof (provided, however, that the settlement has been approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such claim, action, suit or proceeding, except in any case in relation to matters as to which it shall be adjudged in such claim, action, suit or proceeding that such Director or member of the Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within sixty (60) days after institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

(d)     It is the intent of the Company that the grant of any Awards to, or other transaction by, a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 or another applicable exemption (except for transactions acknowledged by the Participant in writing to be non-exempt). Accordingly if any provision of the Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 or such other exemption as then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b) of the Exchange Act.

8.     Amendment, Modification, Suspension, or Discontinuance of the Plan. The Board may amend, modify, suspend, or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. Subject to changes in law or other legal requirements that would permit otherwise, without the consent of the holders of a majority of the Shares then outstanding the Plan may not be amended (i) to increase the aggregate number of Shares that may be issued under the Plan (except for adjustments pursuant to Section 11 of the Plan), (ii) to decrease the Exercise Price, (iii) to materially modify the requirements as to eligibility for participation in the Plan, (iv) to withdraw administration of the Plan from the Committee, or (v) to extend the period during which Awards may be granted.

9.     Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 11, in any Award shall materially reduce the vested rights or benefits (as contrasted with a contingent right or benefit) to the holder of such Award without the consent of such holder.

10.     Acceleration of Exercisability and Vesting. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

11.     Adjustments Upon Certain Changes. In the event of changes in the outstanding Shares or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the Exercise Price of Options, the maximum number of Shares subject to all Awards and the maximum number of Shares with respect to which any one person may be granted Awards during any period will be equitably adjusted or substituted, as to the number, price or kind of a Share or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 11, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 11 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-Qualified Options, ensure that any adjustments under this Section 11 will not constitute a modification of such Non-Qualified Options within the meaning of the Section 409A Rules. Any adjustments made under this Section 11 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation with respect to the Company, the Committee shall be authorized to issue or assume stock options, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new stock options for previously issued stock options or an assumption of previously issued stock options. The issuance of new stock options for previously issued stock options or the assumption of previously issued stock options in connection with a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation shall not reduce the number of Shares available for Awards under the Plan.

12.     Change of Control.

(a)     In the event of a Change of Control, then the Committee may, in its discretion, take any of the following actions as a result of, or in anticipation of, any such Change in Control, which actions may vary among individual holders and which may vary among Awards:

(i)     remove any applicable forfeiture restrictions on any Award;

(ii)     accelerate the vesting of, or the time at which the restrictions shall lapse, to a specific date, before or after such Change of Control, specified by the Committee;

(iii)     require mandatory surrender to the Company by selected holders of some or all of the outstanding Awards held by such holders (irrespective of whether such Awards are then subject to vesting conditions or other restrictions pursuant to the Plan) as of a date, before or after such Change of Control, specified by the Board, in which event the Board shall thereupon cancel such Awards and pay to each holder thereof an amount of cash per share equal to the Change of Control Price (and, for the avoidance of doubt, in the case of any outstanding Award with an Exercise Price that equals or exceeds the Change of Control Price, the Committee may cancel any such Award without the payment of any consideration therefor to the holder of such Award); or

(iv)     make such adjustments to Awards then outstanding as the Board deems appropriate to reflect such a Change of Control; provided, however, that the Board may determine in its sole discretion that no adjustment is necessary to Awards then outstanding.

(b)     The “Change of Control Price” shall equal the amount determined in clause (i), (ii), (iii), (iv) or (v), whichever is applicable, as follows: (i) the per Share price offered to holders of Shares in any merger or consolidation, (ii) the per Share value of the Shares immediately before the Change of Control without regard to assets sold in the Change of Control and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per Share in a dissolution transaction, (iv) the price per Share offered to holders of Shares in any tender offer or exchange offer whereby a Change of Control takes place, or (v) if such Change of Control occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv) of this Section 12(b), the Fair Market Value per Share of the Share that may otherwise be obtained with respect to such Awards, as determined by the Board as of the date determined by the Board to be the date of cancellation and surrender of such Awards. In the event that the consideration offered to shareholders of the Company in any transaction described in any Change of Control consists of anything other than cash, the Board shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(c)     Any such action by the Board shall be conclusive and binding on the Company and all Participants. Notwithstanding the foregoing, the Committee shall retain full authority to take, in its discretion, any of the foregoing actions with respect to Awards held by Participants who are Employees but who are also directors, and the Board shall have no authority to act in any such matter.

(d)

(i)     Notwithstanding any other provision of this Plan, any Award Agreement or other contract or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to a Participant or for a Participant’s benefit pursuant to the terms of this Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 7(d) be subject to the excise tax imposed under Section 4999 of the Code or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Participant of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Participant if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(ii)     Any such reduction shall be made in accordance with Section 409A Rules and the following:

a)     the Covered Payments which do not constitute nonqualified deferred compensation subject to the Section 409A Rules shall be reduced first; and

b)     all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

13.     Unfunded Plan. Insofar as it provides for Awards of cash and Shares, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Shares, or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Shares, or rights thereto, nor shall the Plan be construed as providing for such segregation, nor shall the Company or the Board or the Committee be deemed to be a trustee of any cash, Shares, or rights thereto to be granted under the Plan. Any liability of the Company or any of its affiliates to any Participant with respect to a grant of cash, Shares, or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the Company or any of its affiliates shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

14.     No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

15.     Section 409A Rules. This Plan, the Awards and all Award Agreements are intended to either comply with or be exempt from the Section 409A Rules, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. The Company and its Affiliates make no representations that the Plan, the administration of the Plan, or the Awards, Award Agreements or amounts payable hereunder comply with, or are exempt from, the Section 409A Rules, and undertake no obligation to ensure such compliance or exemption. For purposes of the Section 409A Rules, each payment or amount due under this Plan shall be considered a separate payment, and a Participant’s entitlement to a series of payments under this Plan shall be treated as an entitlement to a series of separate payments. Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” under the Section 409A Rules, except to the extent permitted under the Section 409A Rules, no benefit or payment that is not otherwise exempt from the Section 409A Rules (after taking into account all applicable exceptions to the Section 409A Rules, including to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made to that Participant under the Plan or the affected Award granted thereunder on account of the Participant’s “separation from service,” as defined in the Section 409A Rules, until the later of the date prescribed for payment in the Plan or the affected Award granted thereunder and the first (1st) day of the seventh (7th) calendar month that begins after the date of the Participant’s separation from service (or, if earlier, the date of death of the Participant). Unless otherwise provided in the Award Agreement, any amount that is otherwise payable within the delay period described in the immediately preceding sentence will be aggregated and paid in a lump sum without interest.

16.     No Guarantee of Tax Consequences. None of the Board, the Company or the Committee (i) makes any commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to any person participating or eligible to participate hereunder or to any person claiming through or on behalf of any such person or (ii) shall have any liability or responsibility with respect to any taxes, penalties or other amounts imposed on any person participating or eligible to participate hereunder or to any person claiming through or on behalf of any such person as a result of the Plan or any Award or Award Agreement hereunder.

17.     Withholding. The Company or any Affiliate is authorized to withhold from any Award, any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, Shares that would otherwise be issued pursuant to such Award, other Awards or other property) of any applicable taxes payable in respect of an Award, its exercise, satisfaction of vesting requirements, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Notwithstanding the above, a Participant who is subject to Rule 16b-3 may direct the Company to satisfy such Participant’s tax withholding obligation through the “constructive” tender of already-owned Shares or the withholding of Shares otherwise to be acquired upon the exercise or payment of such Award.

18.     Claw-back Policy. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant or any other Person upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by, as applicable, the Company or any Affiliate, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

19.     No Rights to Awards. No Employee, Consultant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of among such Persons. The terms and conditions of Awards need not be the same with respect to each recipient.

20.     Right of Discharge Reserved. Nothing in the Plan or in any Award shall confer upon any employee or other individual the right to continue in the employment or service of the Company or any Affiliate or affect any right the Company or any Affiliate may have to terminate the employment or service of any such employee or other individual at any time for any reason or for no reason.

21.     Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed for the Company or an Affiliate. Any gain realized pursuant to such Awards constitutes a special incentive payment to the Participant and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Company or of any Affiliate.

22.     Notice. Any notice to the Company required by any of the provisions of the Plan shall be addressed to the chief human resources officer or the Chief Executive Officer of the Company in writing and shall become effective when it is received by the office of either of them.

23.     Headings. The titles and headings of Sections and subsections of the Plan are included solely for convenience of reference only. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

24.     Governing Law. The validity, construction, interpretation and enforceability of the Plan shall be determined and governed by the laws of the State of Texas without regard to any conflicts or choice or law rules or principles that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction, and any litigation arising out of the Plan shall be brought in Harris County, Texas.

25.     Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

26.     Effective and Termination Dates. The most recent prior amendment and restatement of the Plan became effective on December 6, 2005. This present amendment and restatement of the Plan shall become effective on December 5, 2015, subject to approval of the shareholders of the Company at the 2016 annual meeting of shareholders. If the Plan, as amended and restated, is approved by the shareholders at the 2016 annual meeting, the Plan shall terminate on December 4, 2025, unless sooner terminated by the Board, after which no Awards may be made under the Plan, but any such termination shall not affect Awards then outstanding or the authority of the Committee to continue to administer the Plan.

ANNEX B

LUBY’S INCENTIVE STOCK PLAN
CERTAIN FEDERAL INCOME TAX ASPECTS

The following summary is intended as a general guide to U.S. federal income tax consequences under current law for certain awards under Luby’s Incentive Stock Plan (the “Plan”), and does not attempt to describe all possible federal or other tax consequences of participation in the Plan or tax consequences based on particular circumstances.

Tax Consequences to Participants

Incentive Stock Options. Stock options granted under the Plan are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code, if so designated on the date of grant. Stock options that are not designated or do not qualify as incentive stock options are nonqualified stock options and are not eligible for the tax benefits applicable to incentive stock options.

An optionee recognizes no gross income for federal income tax purposes (“taxable income”) upon the grant of an incentive stock option. In addition, the optionee will not recognize taxable income at the time of exercise of an incentive stock option if the optionee has been in the employ of the Company at all times during the period beginning on the date of grant and ending on the date three months before the date of exercise (longer if the optionee dies or becomes disabled), unless the alternative minimum tax rules apply. Upon the exercise of an incentive stock option, an amount equal to the excess of the fair market value of the option shares at the exercise date over the exercise price may be treated as alternative minimum taxable income for purposes of the alternative minimum tax.

Gain recognized upon a disposition of the option shares generally will be treated as long-term capital gain as long as the shares are not disposed of within (i) two years after the date of grant of the incentive stock option and (ii) one year after the exercise date. If both of these conditions are not satisfied, the disposition is a “disqualifying disposition.” In that event, gain equal to the lesser of (i) the excess of the fair market value of the option shares at the exercise date over the exercise price or (ii) if the disposition is a sale or exchange with respect to which a loss, if sustained, would be recognized by the optionee, the excess, if any, of the amount realized on the sale or exchange over the exercise price, which, in either case, generally will be taxed as ordinary income with any further gain taxed as long-term capital gain if the shares are held more than 12 months. Different rules apply if an optionee exercises an incentive stock option by surrendering shares of common stock which were previously acquired upon the exercise of an incentive stock option and with respect to which the optionee did not satisfy certain holding periods.

Shares of common stock acquired upon the exercise of an incentive stock option by the payment of cash will have a basis equal to the exercise price of the stock option, plus any amount the optionee is required to include as ordinary income from a disqualifying disposition of stock. Different rules apply if an optionee exercises an incentive stock option by surrendering previously owned shares of common stock.

Incentive stock options exercised by an optionee who has not satisfied the applicable requirements as to continuous employment do not qualify for the tax treatment discussed above. Instead, the exercise of such options will be subject to the rules which apply to the exercise of nonqualified stock options.

Nonqualified Stock Options. Generally, an optionee recognizes no taxable income upon the grant of a nonqualified stock option. In general, upon the exercise of a nonqualified stock option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the option shares on the exercise date over the exercise price.

Shares of common stock acquired upon the exercise of a nonqualified stock option by the payment of cash will have a basis equal to the exercise price of the stock option. Different rules apply if an optionee exercises a nonqualified stock option by surrendering previously owned shares of common stock.

The optionee will be subject to applicable tax withholding at the time the optionee recognizes ordinary income (i.e., the exercise date). Generally, the Company will be entitled to a tax deduction at the same time the optionee recognizes income and in the same amount.

Restricted Stock. The tax consequences of a grant of restricted stock depend upon whether or not the participant elects under Section 83(b) of the Internal Revenue Code to be taxed at the time of the grant.

If no election is made under Section 83(b), the participant will not recognize taxable income at the time of the grant of the restricted stock. Instead, if the restrictions on the restricted stock lapse, the participant will recognize compensation taxable as ordinary income on the date the restrictions lapse in an amount equal to the fair market value of the underlying stock as of the same date, less the purchase price, if any, paid by the participant.

If an election is made under Section 83(b), the participant will recognize compensation taxable as ordinary income at the time of the grant in an amount equal to the fair market value of the underlying stock (determined without regard to any of the restrictions) on the date of the grant, less the purchase price, if any, paid by the participant. If the restricted stock is forfeited before the restrictions lapse, the participant will generally not be entitled to a deduction.

Restricted stock granted under the Plan may or may not require dividends payable on the underlying shares to be subject to the same restrictions as the underlying shares. In either case, until the lapse of the restrictions, dividends are treated as ordinary income recognized at the time of their receipt, unless an election is made under Section 83(b), in which case dividends are taxed as dividend income.

The participant will be subject to applicable tax withholding at the time when ordinary income (including any dividends taxed as ordinary income, other than dividends on restricted stock with respect to which an election was made under Section 83(b)) is recognized. Subject to the restrictions under Section 162(m) of the Internal Revenue Code, discussed below, generally the Company will be entitled to a tax deduction at the same time the participant recognizes ordinary income and in the same amount (excluding any dividends on restricted stock with respect to which an election was made under Section 83(b)).

Gain or loss recognized on a disposition of the shares of common stock generally will qualify as long-term capital gain or loss if the shares have a holding period of more than 12 months. In the case of restricted stock, the holding period begins when the restrictions lapse if the participant did not make an election under Section 83(b) or, if the participant did make such an election, on the date of the grant of restricted stock.

Phantom Stock. A participant generally will not recognize taxable income upon the grant of phantom stock. Instead, if the restrictions under the phantom stock lapse, the participant will recognize compensation taxable as ordinary income on the date the underlying shares of stock are issued or the cash equivalent thereof is paid in settlement of the vested award, and the amount of such ordinary income will be equal to the fair market value of the underlying shares as of the same date or the amount of cash received.

The participant will be subject to applicable tax withholding at the time when the ordinary income is recognized. Subject to the Section 162(m) restrictions discussed below, generally the Company will be entitled to a tax deduction at the same time the participant recognizes ordinary income and in the same amount.

Gain or loss recognized on a disposition of any shares of common stock received in settlement of the phantom stock generally will qualify as long-term capital gain or loss if the shares have a holding period of more than 12 months. The holding period for such shares from phantom stock begins upon receipt of the shares after the restrictions on the phantom stock have lapsed.

Other Stock-Based Awards. The timing of taxable income to a participant who is granted other stock-based awards depends on the individual award and whether any restrictions or conditions are placed upon the award when granted.

Performance Based Awards. A participant generally will not recognize taxable income upon the grant of a performance based award. Rather, taxation generally will be postponed until the performance based award vests, generally upon the participant’s attainment of performance criteria. At that time, the participant will recognize compensation taxable as ordinary income in an amount equal to the value of the amount payable.

The participant will be subject to applicable tax withholding when ordinary income is recognized and, generally, we will be entitled to a tax deduction at the same time and in the amount of the income recognized.

Withholding. To the extent applicable, a participant will be required to pay to the Company, or make arrangements satisfactory to the Company, to satisfy all federal, state and other withholding tax requirements related to awards under the Plan. The Company may permit or require a participant to satisfy tax withholding obligation by paying cash, by withholding an amount from the participant’s cash compensation, by withholding shares from shares of common stock issued or that vest under the award, or by any other method deemed appropriate by the Company.

Section 409A. Section 409A of the Internal Revenue Code governs the taxation of certain types of compensation, including compensation from certain awards authorized under the Plan. Failure to comply with the requirements of Section 409A can result in adverse income tax consequences to a participant in the Plan, including the accelerated recognition and taxation of noncompliant compensation, the imposition of an additional 20 percent tax on such noncompliant compensation, and the imposition of interest on those taxes. The Plan has been drafted with the intention of complying with Section 409A and the regulations thereunder.

Excess Parachute Payments. If any award under the Plan is granted or modified in connection with a change in control of the Company, or if the vesting or payment of an award under the Plan is accelerated, directly or indirectly, by or in connection with a change in control, the award may be deemed to give rise to an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, which would result in the imposition of a 20 percent nondeductible excise tax on the participant.

Tax Consequences to the Company

In general, under Section 162(m) of the Internal Revenue Code, compensation paid by a public corporation to its chief executive officer or generally any of its three most highly compensated executive officers (excluding the chief executive officer and the chief financial officer) is not deductible to the extent it exceeds one million dollars for any year. Compensation resulting from awards under the Plan may be subject to this deduction limit. Under Section 162(m), however, qualifying performance-based compensation, including income from stock options granted with exercise prices no less than the fair market value of the stock on the date of grant, is exempt from the deduction limitation. Based on current interpretive authority, we believe compensation generated in connection with the exercise of stock options granted under the Plan should qualify as performance-based compensation and should not be limited by Section 162(m), although other awards under the Plan may not so qualify. To the extent the total salary, other compensation and compensation recognized from awards under the Plan to any applicable executive officers exceed one million dollars in any year and do not qualify as performance-based compensation, the limitation on deductibility under Section 162(m) will apply. As a result, we may from time to time in the future, make award payments under the Plan to executive officers that are not deductible by the Company.

In addition, if any award is granted under the Plan or modified in connection with a change in control, or if the vesting or payment of an award under the Plan is accelerated, directly or indirectly, by a change in control of the Company, all or a portion of the compensation from that award may be treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code, which would cause that compensation to be non-deductible by the Company.

LUBY'S INC.
C/O AMERICAN STOCK TRANSFER
6201 15TH AVENUE
BROOKLYN, NY 11219

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
01 Jill Griffin	☐	☐	☐
02 Christopher J. Pappas	☐	☐	☐
03 Judith B. Craven, M.D.	☐	☐	☐
04 Frank Markantonis	☐	☐	☐
05 Arthur Rojas Emerson	☐	☐	☐
06 Gasper Mir, III	☐	☐	☐
07 J.S.B. Jenkins	☐	☐	☐
08 Joe C. McKinney	☐	☐	☐
09 Harris J. Pappas	☐	☐	☐
10 Peter Tropoli	☐	☐	☐
11 Gerald W. Bodzy	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2 Ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm.	☐	☐	☐
3 Advisory vote on the compensation of our Named Executive Officers.	☐	☐	☐
4 Approval of the Luby's Incentive Stock Plan	☐	☐	☐

NOTE: In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000259764_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

LUBY'S, INC.
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Scott Gray, Todd Coutee, and Roy Camberg, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this card, all the shares of Common Stock of Luby's, Inc. held of record by the undersigned on December 14, 2015, at the Annual Meeting of Shareholders to be held on February 4, 2016, or any adjournment or postponement thereof. This proxy revokes all prior proxies provided by the undersigned with respect to the shares covered hereby.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted in accordance with the Board's recommendation.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

0000259764_2 R1.0.0.51160

Continued and to be signed on reverse side